SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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WEST COAST BANCORP
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March 16, 2007

Dear Shareholder:

     You are cordially invited to attend the 2007 Annual Meeting of Shareholders of West Coast Bancorp to be held at the Crowne Plaza Hotel, located at 14811 Kruse Oaks Drive, Lake Oswego, Oregon, on Tuesday, April 24, 2007, at 2:00 p.m. local time.

     At the annual meeting, you will be asked to consider and vote on the election of directors, ratification of our appointment of our independent registered public accounting firm, and such other business as may properly come before the annual meeting.

     Your vote is very important to us. Regardless of whether or not you plan to attend the meeting in person, please vote by returning the enclosed proxy card, or by voting via the Internet or by telephone. A proxy card is enclosed in the front of your mailing envelope. Instructions on how to vote through the Internet or by telephone are included in the enclosed proxy statement.

     We value you as a West Coast Bancorp shareholder and look forward to seeing you at the meeting.

Sincerely,

Robert D. Sznewajs
President and CEO

WEST COAST BANCORP
5335 Meadows Road, Suite 201
Lake Oswego, Oregon 97035

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 24, 2007 2:00 p.m., Pacific Time

To the Shareholders of West Coast Bancorp:

     The 2007 Annual Meeting of Shareholders of West Coast Bancorp will be held at the Crowne Plaza Hotel, located at 14811 Kruse Oaks Drive, Lake Oswego, Oregon, on Tuesday, April 24, 2007, at 2:00 p.m. local time. At the meeting, shareholders will be asked to consider and vote on the following matters:

1.	Electing nine directors to serve for one-year terms;

2.	Ratifying the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2007; and

3.	Such other business as may properly come before the meeting or an adjournment thereof.

     Only shareholders of record on March 1, 2007, may vote on proposals at the annual meeting in person or by proxy. We encourage you to promptly complete and return the enclosed proxy card, or to vote electronically by telephone or Internet, in order to ensure that your shares will be represented and voted at the meeting in accordance with your instructions. If you attend the meeting in person, you may withdraw your proxy and vote your shares if you want to change your vote.

     Further information regarding voting rights and the business to be transacted at the meeting is included in the accompanying proxy statement. We appreciate your continued interest as a shareholder in the affairs of our company and in its growth and development.

March 16, 2007	BY ORDER OF THE BOARD OF DIRECTORS

Richard R. Rasmussen
Executive Vice President
General Counsel and Secretary

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the annual meeting, please sign and date your proxy card and return it in the enclosed postage prepaid envelope, or vote electronically via the Internet or by telephone. See "Voting Via the Internet or by Telephone" on the last page of the accompanying proxy statement for further details. You do not need to keep your proxy for admission to the annual meeting.

-i-

WEST COAST BANCORP
5335 Meadows Road, Suite 201
Lake Oswego, Oregon 97035
(503) 684-0884

PROXY STATEMENT

VOTING IN CONNECTION WITH THE ANNUAL MEETING

     General. This proxy statement and the accompanying proxy are being furnished to you as a shareholder in connection with the solicitation of proxies by our Board of Directors for use at the West Coast Bancorp Annual Meeting of Shareholders to be held Tuesday, April 24, 2007, and at any adjournment of the meeting (the "Annual Meeting"). These proxy materials are first being mailed March 16, 2007. When we refer to our company in this proxy statement below we frequently use "we," "us," or "our," but we also sometimes refer to our company as "Bancorp" or the "Company."

     March 1, 2007 has been established as the record date for the Annual Meeting. Holders of record of Bancorp common stock as of that date are entitled to notice of and to vote at the meeting. On the record date, there were 15,636,233 common shares outstanding and each share is entitled to one vote. A majority of the outstanding common shares will constitute a quorum for the conduct of business at the meeting.

     Voting by Proxy. To vote by proxy, please sign and date the enclosed proxy card and return it to us as soon as possible. Properly executed proxies that are received in time and not subsequently revoked will be voted as instructed on the proxies. If you return a signed proxy without instructions, your shares will be voted in accordance with the recommendation of our Board of Directors—FOR all nominees for election as directors and FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered pubic accountants. If you vote over the Internet or by telephone as described below, you need not also mail a proxy to us.

     Voting by Internet or Telephone. We encourage you to vote electronically or by telephone. Shareholders may vote via the Internet at www.proxyvote.com or by telephone by calling the telephone number referenced on their voting form. Please see "Voting Via the Internet or by Telephone" near the end of this proxy statement for additional information regarding these methods of voting.

     Voting at the Meeting. You may vote in person at the Annual Meeting. Even if you plan to attend the meeting, we encourage you to submit a proxy or vote by Internet or telephone to ensure that your vote is received and counted.

     Changing or Revoking Your Vote. After voting, you may change your vote one or more times by completing a new proxy and returning it to us, by voting again via the Internet or by telephone as described above, or by voting in person at the Annual Meeting. Only the last vote timely received by us will be counted. You may request a new proxy card from Bancorp's Secretary. You may revoke a proxy before its exercise by filing written notice of revocation with Bancorp's Secretary before the meeting.

     Solicitation of Proxies. Proxies will be solicited primarily through the mail, but may also be solicited by directors and officers of the Company and its primary operating subsidiaries, West Coast Bank (the "Bank") and West Coast Trust Company, Inc. ("West Coast Trust"), personally or by other means such as telephone or e-mail. We may also engage an outside proxy solicitation firm and pay a fee for such services. All costs of solicitation of proxies will be borne by us.

Proposal 1—Election of Directors

     General. Under our Articles of Incorporation, the Board of Directors may establish the total number of positions on our Board within a range of eight to 20. Our Board is currently comprised of nine positions. Each Board member is elected annually.

     Our Board has nominated current directors Lloyd D. Ankeny, Michael J. Bragg, Duane C. McDougall, Steven J. Oliva, J. F. Ouderkirk, Steven N. Spence, Robert D. Sznewajs (our President and CEO), David J. Truitt, and Nancy A. Wilgenbusch to stand for re-election as directors. Each nominee has consented to serve if elected. If any nominee becomes unable to serve prior to the meeting, our Board may designate a replacement nominee and in such case your proxy will be voted for such replacement.

     The Board of Directors has determined that each of the current directors standing for election, other than Mr. Sznewajs, is an "independent director" under Rule 4200(a)(15) of Nasdaq listing standards applicable to the Company. All members of the Board's compensation, nominating and audit committees are "independent directors" under this standard.

     In determining whether each director is an "independent director" under the Nasdaq listing standards, the Board considered various loan transactions and deposit relationships between the Bank and certain directors (or their family members or business interests). These transactions and relationships were entered into on the same terms prevailing at the time for comparable transactions or relationships with other persons, as described further under the heading "Transactions With Related Persons" below. The Board also considered the possible effects of a bank branch lease with a business entity partially owned by a director and determined that the transaction does not affect the director's independence.

     Information With Respect To Nominees. Nominees for election as directors are listed below. All current directors of Bancorp also serve as directors of the Bank.

Lloyd D. Ankeny, 69 Director since 1995	Mr. Ankeny is Chair of our Board of Directors. He has been a private real estate investor for more than five years.

Michael J. Bragg, 57 Director since 1999	Mr. Bragg has been a Partner of Grenley, Rotenberg, Evans, Bragg & Bodie, P.C., a Portland, Oregon, based law firm, for more than five years. Mr. Bragg is also a director and past Chairman of the Board of the Oregon Humane Society, and a director of Guide Dogs for the Blind, San Rafael, CA.

Duane C. McDougall, 55 Director since 2003	Mr. McDougall was President and Chief Executive Officer of Willamette Industries, Inc., an international manufacturer of paper and other forest products, from December 1998 through 2002. Prior to becoming President and CEO, he served as Chief Accounting Officer, Executive Vice President and in other positions at Willamette Industries for 22 years. Mr. McDougall also serves as a director of Cascade Corporation, Infocus Corporation, and the Greenbrier Companies.

Steven J. Oliva, 66 Director since 2003	Mr. Oliva has served as President and Chief Executive Officer of Hi-School Pharmacy, Inc., for more than five years. He is a board member of the National Association of Chain Drug Stores, the Columbia United Providers Insurance Company, and Oregon State University Advisory Board—School of Pharmacy, Emeritus. He is also a real estate investor.

J. F. Ouderkirk, 56 Director since 1995	Mr. Ouderkirk has been a Partner of Ouderkirk and Hollen, a law firm located in Newport, Oregon, for more than five years.

Steven N. Spence, 59 Director since 2001	Mr. Spence has been a Senior Vice President of UBS Financial Services Inc., a securities brokerage firm, and its predecessors in Portland, Oregon, for more than five years.

Robert D. Sznewajs, 60 Director since 2000	Mr. Sznewajs has been President and Chief Executive Officer of Bancorp and the Bank for more than five years. Mr. Sznewajs is also a director of Coinstar Inc.

David J. Truitt, 64 Director since 2004	Mr. Truitt has served as Vice President and part owner of Truitt Bros., Inc., a food processing business, for more than five years.

Nancy A. Wilgenbusch, Ph.D., 58 Director since 2003	Dr. Wilgenbusch has served as President of Marylhurst University for more than five years. She chairs the Oregon Regional Advisory Board for PacifiCorp and is a director of Scottish Power and trustee of the Tax-Free Trust of Oregon. Dr. Wilgenbusch also serves as a director of Cascade Corporation.

     The nine directors receiving the highest total number of votes will be elected, provided there is a quorum. Shares that are not represented at the meeting, votes that are withheld, and shares not voted for the election of directors by brokers or nominees will not be counted in determining the number of votes for each nominee.

BOARD OF DIRECTORS

     During 2006, our Board met twelve times. Each director attended at least 75 percent of the total meetings of the Board of Directors and all committees of the Board on which he or she served during 2006. The Board holds executive sessions of non-management directors not less than once per calendar quarter. Executive sessions are scheduled by our Board Chair and any directors may request that additional executive sessions be scheduled.

     The Board of Directors has established certain standing committees of the Board, including an Audit & Compliance Committee, a Compensation & Personnel Committee, and a Governance & Nominating Committee.

     Bancorp policy requires that directors and director nominees attend our annual meeting of shareholders, except under circumstances beyond the reasonable control of such person. In 2006, all directors attended the annual meeting of shareholders.

Board Committees

     Audit & Compliance Committee. The Audit & Compliance Committee (the "Audit Committee") operates under a formal written charter adopted by the Board. A copy of the Audit Committee charter is available at our website at www.wcb.com under the "Investor Relations" tab and "Corporate Governance" subheading. The Audit Committee held nine meetings during 2006.

     The Audit Committee is currently comprised of Mr. Spence (Chair), Mr. Ankeny, Mr. McDougall, and Dr. Wilgenbusch. Each member of the Audit Committee is financially literate and meets the independence standards for members of public company audit committees set forth in Nasdaq listing standards and applicable Securities and Exchange Commission ("SEC") rules adopted under the Sarbanes-Oxley Act of 2002. Further, the Board of Directors has determined that Mr. McDougall meets the standards of an audit committee financial expert set forth in SEC regulations and is financially sophisticated as described in Nasdaq listing standards.

     The Audit Committee has sole authority to appoint or replace Bancorp's independent registered public accounting firm (sometimes referred to below as our "auditor") and is directly responsible for compensating and overseeing its work, including the annual audit. Our auditor reports directly to the Audit Committee, which evaluates its independence and performance at least annually. The Audit Committee must pre-approve all audit services and legally permitted non-audit services to be performed by our auditor. In addition, the Audit Committee is required to meet with our auditor and internal audit staff in executive sessions and to resolve any disagreements that arise between management and the firm.

     The Audit Committee oversees the Company's internal audit function and is responsible for reviewing significant reports prepared by the internal audit department. The Audit Committee also assists the Board in overseeing the quality and integrity of Bancorp's accounting and reporting practices and has adopted procedures for the receipt and treatment of complaints regarding accounting matters. Finally, the Audit Committee oversees compliance with respect to certain regulatory matters, including SEC and bank regulatory issues.

     While the Audit Committee has the responsibilities and authority described above and in its charter, it is not the duty of the Audit Committee to plan or conduct audits or determine whether financial statements and other disclosures are complete, accurate, and in accordance with generally accepted accounting principles. These remain the responsibilities of our management and independent auditor.

     Compensation & Personnel Committee. The Compensation & Personnel Committee (the "Compensation Committee") operates under a formal written charter adopted by the Board. A copy of the Compensation Committee charter is available at our website at www.wcb.com under the "Investor Relations" tab and "Corporate Governance" subheading. The Compensation Committee, which held five meetings in 2006, is currently comprised of Mr. McDougall (Chair), Mr. Ankeny, Mr. Bragg, Mr. Oliva, and Dr. Wilgenbusch. Each member of the Compensation Committee is an "independent director" under Nasdaq Rule 4200(a)(15) and a "non-employee director" under SEC Rule 16b-3.

     The Compensation Committee is charged with, among other things, approving the base salary, incentive compensation, stock option grants, restricted stock awards, employment agreements, change in control agreements, supplemental executive retirement plans, and other compensation of, and establishing performance goals and incentive opportunity levels for, our executive officers. In addition, the Compensation Committee reviews the base salary and incentive compensation of other senior officers and reviews and recommends to the Board restricted stock awards, stock option grants and change-in-control agreements for other employees. It is also responsible for periodically reviewing and making recommendations to the Board with respect to the adoption of employee benefit plans.

     Under its charter, the Compensation Committee has the authority to retain the services of outside compensation consultants to assist in the evaluation and determination of compensation levels and to approve the fees and other terms of their engagement. The Compensation Committee may also delegate its authority and responsibilities to its chair or subcommittees of one or more committee members as and when appropriate and permitted by law, but does not normally do so and has no standing delegation of authority on any matters. For additional information regarding the processes and procedures for the consideration and determination of our executive compensation, including the role of executive officers and consultants in that process, see "Executive Compensation--Discussion and Analysis of Executive Compensation Programs" below.

     In addition to its responsibilities relating to compensation matters, the Compensation Committee is required to review and assess on a periodic basis the Company's guidelines regarding director and employee stock ownership. The committee is also required to periodically review and recommend to the Board one or more codes of ethics applicable to directors, officers and employees consistent with sound business practices and applicable laws and regulations and to monitor compliance with these codes and certain other initiatives. The Compensation Committee is responsible for an annual review of our management succession plan and periodic reviews and recommendations with respect to various compliance policies, including stock trading, human resource and Section 16 officer compliance policies.

     The Compensation Committee also makes recommendations to the Board regarding all elements of compensation paid to our outside directors, including annual retainers, meeting fees, restricted stock awards, and stock option grants, although all elements of Board compensation are ultimately the responsibility of the full Board. See "Board of Directors--Director Compensation for 2006" below.

     Governance & Nominating Committee. The Governance & Nominating Committee (the "Governance Committee") operates under a formal written charter adopted by the Board. The charter is available at our website at www.wcb.com under the "Investor Relations" tab and "Corporate Governance" subheading. The Governance Committee, which held two meetings in 2006, is currently comprised of Dr. Wilgenbusch (Chair), Mr. Ankeny, Mr. McDougall, and Mr. Spence. Each member of the Governance Committee is an "independent director" under Nasdaq Rule 4200(a)(15).

     The Governance Committee is charged with promoting sound principles and practices of corporate governance, identifying and recommending to the Board qualified individuals to serve as board members, including with respect to vacancies that occur on the Board from time to time, and evaluating the performance of the Board and committees of the Board (including itself). The Governance Committee also must review from time to time the qualifications and independence of members of the Board and each of its committees.

     Other specific duties and responsibilities of the Governance Committee include: regular monitoring and review of the appropriateness of the Company's corporate governance principles and practices; recommending to the Board specific criteria for determining independence of outside directors consistent with Nasdaq listing standards; recommending to the Board such changes to the Board's committee structures and committee functions as it deems advisable; confirming that each standing committee charter is reviewed at least annually by each committee; reviewing and assessing the quality and clarity of information provided to the Board and making such recommendations to management as it deems appropriate; evaluating the effectiveness of the Board's oversight of management; assessing the Board's performance and meeting annually with Board members to discuss its performance review; reviewing shareholder proposals and recommending appropriate action to the Board; and reviewing any proposed amendments to the Company's charter documents and recommending appropriate action to the Board.

     Our Board has adopted a policy that provides for consideration of director candidates recommended by security holders. For a discussion of the Governance Committee's policies and procedures regarding recommendations for director, see "Information Concerning Director Nominations" below.

     Loan, Investment, and Asset/Liability Committee. The Loan, Investment, and Asset/Liability Committee (the "Loan Committee") operates under a formal written charter adopted by the Board. A copy of the Loan Committee charter is available at our website at www.wcb.com under the "Investor Relations" tab and "Corporate Governance" subheading. The Committee held nine meetings in 2006. The Loan Committee is currently comprised of Mr. Bragg (Chair), Mr. Oliva, Mr. Ouderkirk, Mr. Sznewajs, and Mr. Truitt.

     The Loan Committee is responsible for approving loans in excess of management's authorized approval limits and for initial review of loans involving insiders subject to Regulation O of applicable banking regulations. The Loan Committee is assigned the function of monitoring all lending policies, portfolio quality, delinquencies, collection and charge-off procedures, loan loss reserves, loan quality review guidelines, the credit review function, and approval and collateral evaluations. The Loan Committee also monitors loan concentrations, delinquency trends, composition of loans, exceptions to lending policy, and credit risk of off balance sheet items such as letters of credit and commitments to buy and sell loans or securities.

     Our Chief Credit Officer provides monthly reports to the Loan Committee. In addition, the Loan Committee receives monthly reports from the Chief Financial Officer or Asset/Liability Manager on net interest revenues, spreads, margins, liquidity, investment activities, prognosis of the market, strategies for investment and broker activities, and other relevant investment and other issues.

Committee Membership at Fiscal Year-End 2006

	Audit &	Compensation &	Governance &	Loan, Investment
Name	Compliance	Personnel	Nominating	and Asset/Liability
Lloyd D. Ankeny	☒	☒	☒
Michael J. Bragg		☒		☒*
Duane C. McDougall	☒	☒*	☒
Steven J. Oliva		☒		☒
J. F. Ouderkirk				☒
Steven N. Spence	☒*		☒
Robert D. Sznewajs				☒
David J. Truitt				☒
Nancy A. Wilgenbusch	☒	☒	☒*

     * Chair

Shareholder Communications with the Board

     Shareholders may communicate with our Board of Directors directly. Bancorp will promptly forward all letters or other written communications addressed to the Board, a specific committee of the Board, or to an individual director. Such communications may be sent to the Company at its corporate offices. Communications will not be pre-screened.

     Shareholders and others wishing to submit a report to members of the Audit Committee on an anonymous and confidential basis regarding accounting, internal control, or auditing matters, potential securities law violations, or violations of the Company's Code of Conduct or Ethical Standards or Code of Ethics may do so by going to www.ethicspoint.com and following the prompts or by calling 1-866-297-0224.

Director Compensation for 2006

     The following table summarizes compensation paid to directors for services during the year ended December 31, 2006.

Name	Fees	Stock	Option	Non-Equity	Change in	All	Total
	Earned or	Awards	Awards	Incentive Plan	Pension	Other	($)
	Paid in	(1)(2)	(3)(4)	Compensation	Value and	Compen-
	Cash	($)	($)	($)	Nonqualified	sation (6)
	($)				Deferred	($)
					Compensation
					Earnings (5)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Lloyd D. Ankeny	$44,000	$16,835	$7,950	$0	$0	$293	$69,078
Michael J. Bragg	$32,300	$16,835	$7,950	$0	$0	$293	$57,378
Duane C. McDougall	$32,900	$19,123	$7,950	$0	$0	$398	$60,371
Steven J. Oliva	$26,300	$17,967	$7,950	$0	$0	$398	$52,615
J.F. Ouderkirk	$25,500	$16,835	$7,950	$0	$0	$293	$50,578
Steven N. Spence	$35,900	$16,835	$7,950	$0	$0	$293	$60,978
David J. Truitt	$24,500	$16,835	$7,950	$0	$0	$293	$49,578
Nancy A. Wilgenbusch	$30,500	$17,967	$7,950	$0	$0	$398	$56,815

(1)	The dollar amounts in column (c) reflect the compensation expense recognized for 2006 for financial statement reporting purposes in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123R"), with respect to restricted stock awards under the Company's 2002 Stock Incentive Plan (the "2002 Plan"). Assumptions used in calculating expense as required by SFAS 123R are described in Note 18 to the Company's audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 (the "2006 Form 10-K"), except that any deduction relating to estimated forfeitures has been disregarded for this purpose.

(2)	The grant date fair value for the 650 shares of restricted stock awarded to each of our directors in 2006 was $17,875, based on the market price of our stock on the grant date, $27.50 per share. Each of our directors owned 650 shares of restricted stock as of December 31, 2006, all of which will vest for each director on the first anniversary of the grant date.

(3)	The dollar amounts in column (d) reflect the compensation expense recognized for financial statement reporting purposes for 2006 under SFAS 123R with respect to stock option grants under the 2002 plan. Assumptions used in calculating expense as required by SFAS 123R are described in Note 18 to the Company's audited financial statements included in the 2006 Form 10-K.

(4)	The grant date fair value of the option to purchase 1,300 shares granted to each of our directors in 2006 was $7,950. The following table shows the total number of stock options outstanding as of December 31, 2006, for each director:

No. of Stock
Options
Mr. Ankeny	25,300
Mr. Bragg	8,700
Mr. McDougall	8,700
Mr. Oliva	8,700
Mr. Ouderkirk	38,200
Mr. Spence	1,300
Mr. Truitt	5,700
Dr. Wilgenbusch	8,700

The grant date fair value of options is calculated by the Black-Scholes option pricing model based on the assumptions described in Note 18 to the Company's audited financial statements included in the 2006 Form 10-K.

(5)	Non-employee directors are entitled to participate in Bancorp's Directors' Deferred Compensation Plan (the "Directors' DCP"), under which directors may elect to defer payment of some or all of their directors fees. Earnings on contributions by each participant are dependent on the return on investments that the director selects from a list of publicly available mutual funds or Bancorp stock. See "Executive Compensation— Nonqualified Deferred Compensation for 2006" for a list of investment options available to our directors under the plan which are the same as those available to our executives under the executives' plan. We do not make additional contributions or provide above-market or preferential earnings on fees deferred by directors under the Directors' DCP.

(6)	The dollar amounts in column (g) reflect dividends that were paid on restricted stock in 2006 that were not factored into the grant date fair value of the award.

     In establishing director compensation, the Compensation Committee and the Board of Directors considered information regarding the compensation paid to directors of the peer group companies listed under the heading "Executive Compensation--Discussion and Analysis of Executive Compensation Programs" below that was provided by Clark Consulting, a compensation consultant engaged by the Compensation Committee, along with director compensation information derived from other sources. Non-employee directors serving on the Board are paid an annual retainer and additional fees for attendance at Board and Board committee meetings.

     During 2006, the Board chair received an annual retainer of $38,000, while the Audit Committee chair received $32,000, and each other committee chair received an annual retainer of $26,000. All other directors received annual retainers of $20,000. Directors also received $300 for each committee meeting they attended (whether as a member of a committee or at the request of a committee) and members of the Audit Committee (other than the Chair) received $300 for attending meetings with the Company's independent registered public accountants to analyze, review, and discuss the Company's quarterly earnings releases and Forms 10-Q, Form 10-K, and related matters. Bancorp directors who also serve on the board of West Coast Trust received $300 for each meeting of the West Coast Trust board that they attended. The West Coast Trust board chair received an additional $1,000 for the year.

     Recent practice has been to grant stock options and restricted stock awards to non-employee directors on an annual basis. In 2006, the number of shares of restricted stock and shares subject to stock options awarded to each director was determined by dividing a dollar amount determined by the Board as appropriate for the value of each award -- $18,000, in the case of the restricted stock award and $8,000, in the case of the option award -- by the trading price per share for restricted stock and the Black-Scholes value of an option for stock options, each as of a date shortly before the grant date. Options granted to directors in 2006 were fully vested on the date of grant. Restricted shares awarded to directors in 2006 vest in full one-year from the date of grant.

     Equity-based awards to directors that continue in office are made at the directors meeting held in conjunction with our annual meeting of shareholders, and the exercise price for all options is the closing trading price of Bancorp stock on the grant date. Our practices in this regard have been consistent, and we have not timed the grant of stock options to take advantage of actual or expected movements in our stock price and have no present intention to do so in the future.

Proposal 2—Ratification of Selection of Independent Registered Public Accountants

     The Audit Committee has selected Deloitte & Touche LLP as the Company's independent registered public accountants for the fiscal year ending December 31, 2007. Although the selection of independent auditors is not required to be submitted to a vote of the shareholders by the Company's charter documents or applicable law, the Board has decided to ask the shareholders to ratify the selection. If the shareholders do not approve the selection of Deloitte & Touche LLP, the Board will ask the Audit Committee to reconsider its recommendation.

     Provided that a quorum is present, the selection of Deloitte & Touche LLP as the Company's independent auditors will be ratified if more votes are cast for the proposal than against it at the Annual Meeting. Shares that are not represented at the meeting, shares that abstain from voting on this proposal, and shares not voted on this proposal by brokers or nominees will not be counted as voted for purposes of determining whether the proposal has been approved.

     The Board of Directors recommends that you vote FOR ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2007.

MATTERS RELATED TO OUR AUDITORS

Auditors for Fiscal Year Ended December 31, 2006

     Deloitte & Touche LLP, our independent registered public accountants, performed audits of our consolidated financial statements for 2006 and our management's assessment that the Company maintained effective internal control over financial reporting as of December 31, 2006. A representative of Deloitte & Touche LLP will be present at the Annual Meeting and available to respond to appropriate questions. The representative will have the opportunity to make a statement at the annual meeting if they desire to do so.

Fees Paid to Independent Registered Public Accounting Firm

     The following table sets forth the aggregate fees paid to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte & Touche"), for the years ended December 31, 2006, and December 31, 2005:

	Year Ended December 31, 2006	Year Ended December 31, 2005
Description	Amount Paid	Amount Paid
Audit Fees (1)	$560,800	$478,000
Audit-Related Fees (2)	32,175	32,500
Tax Fees (3)	47,920	41,500
All Other Fees	0	0

(1)		Fees for audit services consist of:
	•	Audit of the Company's annual financial statements;
	•	Reviews related to obligations under the Federal Deposit Insurance Corporation Improvement Act;
	•	Reviews in connection with quarterly reports filed with the SEC;
	•	Includes $171,000 in 2005 and approximately $152,000 in 2006 for preparation of internal control reports and related attestation services; and
	•	Other SEC-related work such as consents and other services.

(2)		Fees for audit-related services consist of benefit plan audits.

(3)		Fees for tax services consist of tax compliance services, including federal, state, and local tax preparation services and advice, and tax planning.

     The Audit Committee has adopted pre-approval policies and procedures for pre-approving work to be performed by Deloitte & Touche. Under Bancorp's pre-approval policy, the Audit Committee must pre-approve all audit and permitted non-audit services to be performed by our independent auditors. All services performed by Deloitte & Touche during 2006 were pre-approved by the Audit Committee.

     The Audit Committee has pre-approved the use of Deloitte & Touche for certain audit services and specific types of services characterized as audit-related and tax services. These categories include with respect to audit services, attestation services, services associated with SEC registration statements, and consultations with management relating to accounting disclosure of transactions or events. With respect to audit-related and tax services, these categories include due diligence and audit services relating to potential mergers and acquisitions, benefit plan audits, internal control reviews, consultations relating to disclosure treatment of transactions, tax preparation services, and tax planning and advice. For each category of services, the Audit Committee has set dollar limits on the amount of services that may be provided and has required that management or the auditors report back to the committee from time to time to inform members of services actually provided and costs therefor. The Audit Committee has delegated to the chair of the Audit Committee the authority to consider and pre-approve any management or other request for additional services to be performed by Deloitte & Touche.

Report of Audit Committee

     In discharging its responsibilities, the Audit Committee:

  Reviewed and held discussions with management and Deloitte & Touche relating to the Company's financial statements, internal control, the audit and financial reporting by Bancorp generally;

  Discussed and reviewed with Deloitte & Touche the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees); and

  Received from Deloitte & Touche a formal statement regarding independence consistent with Independence Standards Board Standard No. 1 and discussed with Deloitte & Touche its independence.

     Based on the Audit Committee's review of the audited consolidated financial statements and the various discussions with management and the independent accountants described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2006.

Audit Committee Members—Fiscal Year End 2006

Steven N. Spence (Chair), Lloyd D. Ankeny, Duane C. McDougall,
and Nancy Wilgenbusch, Ph.D.

OTHER BUSINESS

     The Board knows of no other matters to be brought before the shareholders at the Annual Meeting. In the event other matters are presented for a vote at the Annual Meeting, the proxy holders will vote shares represented by properly executed proxies in their discretion in accordance with their judgment on such matters.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership Table

     The following table shows the amount of Bancorp common stock beneficially owned as of December 31, 2006, by our current directors and nominees for director, the executive officers named in the summary compensation table below, shareholders known to us to beneficially own more than 5% of our common stock, and all executive officers and directors of Bancorp as a group. Beneficial ownership includes shares currently owned, shares that a person has a right to vote or transfer, and any shares that a person has a right to acquire within 60 days. Except as noted below, none of such shares have been pledged as collateral for loans or other indebtedness. Except as noted below, each holder has sole voting and investment power with respect to shares listed as owned. At December 31, 2006, Bancorp had 15,585,882 shares outstanding.

	Number of Shares
Name and Address	Beneficially Owned (1)(2)(3)		Percent of Class (4)
5% or Greater Owners

Columbia Wanger Asset	1,355,000	(5)	8.69%
Management, L.P.
227 W. Monroe Street
Chicago, IL 60606

Barclays Global Investors, N.A.	974,439	(6)	6.25%
45 Fremont Street
San Francisco, CA 94105

Officers and Directors

Lloyd D. Ankeny	144,203		*
Michael J. Bragg	27,324	(7)	*
James D. Bygland	46,528	(8)	*
Anders Giltvedt	126,621	(8)	*
Duane C. McDougall	17,449		*
Xandra McKeown	21,115	(8)	*
Steven J. Oliva	20,174		*
J. F. Ouderkirk	100,652	(9)	*
David Prysock	72,729	(8)	*
Steven N. Spence	9,153		*
Robert D. Sznewajs	367,658	(8)	2.51%
David J. Truitt	9,458		*
Nancy Wilgenbusch	15,776		*
All directors and executive officers	978,840	(7)(8)(9)	6.07%
as a group (13 persons)

*Represents less than 1% of our outstanding common stock.

(1)	Share amounts include shares subject to stock options exercisable within 60 days after December 31, 2006, as follows: Lloyd D. Ankeny, 25,300 shares; Michael J. Bragg, 8,700 shares; James D. Bygland, 27,413 shares; Anders Giltvedt, 96,689 shares; Duane C. McDougall, 8,700 shares; Xandra McKeown, 9,226 shares; Steven J. Oliva, 8,700 shares; J. F. Ouderkirk, 38,200 shares; David Prysock, 57,505 shares; Steven N. Spence, 1,300 shares; Robert D. Sznewajs, 243,368 shares; David J. Truitt, 5,700 shares; Nancy Wilgenbusch, 8,700 shares; and by all directors and executive officers as a group, 539,501 shares.

(2)	Share amounts include shares held under deferred compensation plans as to which participants have shared voting and dispositive power as follows: Lloyd D. Ankeny, 1,611 shares; Michael J. Bragg, 2,442 shares; James D. Bygland, 605 shares; Duane C. McDougall, 2,286 shares; Xandra McKeown, 123 shares; Steven J. Oliva, 3,921 shares; J. F. Ouderkirk, 3,625 shares; Steven N. Spence, 1,274 shares; David J. Truitt, 1,679 shares; and Nancy Wilgenbusch, 2,524 shares.

(3)	Share amounts include restricted shares granted under the 2002 Stock Incentive Plan which, although not fully vested, possess full voting rights, as follows: Lloyd D. Ankeny, 650 shares; Michael J. Bragg, 650 shares; James D. Bygland, 2,525 shares; Anders Giltvedt, 8,486 shares; Duane C. McDougall, 650 shares; Xandra McKeown, 4,849 shares; Steven J. Oliva, 650 shares; J. F. Ouderkirk, 650 shares; David Prysock, 4,425 shares; Steven N. Spence, 650 shares; Robert D. Sznewajs, 28,561 shares; David J. Truitt, 650 shares; and Nancy Wilgenbusch, 650 shares; and by all directors and executive officers as a group, 54,046 shares.

(4)	Calculated in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934.

(5)	Based on information contained in the Schedule 13G filed January 11, 2007, by Columbia Wanger Asset Management, L.P. ("WAM"), relating to shares held by the Columbia Acorn Trust, an entity advised by WAM.

(6)	Based on information contained in the Schedule 13G filed January 23, 2007, by Barclays Global Investors, N.A., and related entities. The Schedule 13G reports that Barclays Global Investors, N.A., has sole voting power with respect to 672,835 shares and sole dispositive power with respect to 717,441 shares. The Schedule 13G reports that the other related entities beneficially own an aggregate of 256,998 shares.

(7)	Share amount includes 1,604 shares owned by Mr. Bragg's spouse. Mr. Bragg disclaims any beneficial ownership of these shares.

(8)	Share amounts include the following shares held in accounts under Bancorp's 401(k) Plan: James D. Bygland, 4,681 shares; Anders Giltvedt, 1 share; Xandra McKeown, 500 shares; David Prysock, 593 shares; Robert D. Sznewajs, 1,397 shares; and by all directors and executive officers as a group, 7,172 shares.

(9)	Share amounts include 50 shares held by Mr. Ouderkirk's spouse as custodian for his son. Mr. Ouderkirk disclaims any beneficial ownership of these shares. Share amounts also include 41,338 shares pledged to a securities broker to secure a margin account.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended ("Section 16(a)"), requires that all of our executive officers and directors and all persons who beneficially own more than 10% of our common stock ("reporting persons") file reports with the SEC with respect to beneficial ownership of Bancorp common stock. We have adopted procedures to assist our directors and executive officers in complying with the Section 16(a) filing requirements.

     During 2006, three directors filed a total of five late Section 16(a) reports. On March 1, 2006, the trustee of Bancorp's Directors Deferred Compensation Plan ("Directors' DCP") used director fees that had been deferred by Mr. Oliva into the Directors' DCP to purchase 83 shares of common stock for the account of Mr. Oliva. The transaction was not reported until August 2, 2006. On March 7, 2006, Mr. Ouderkirk sold 4,500 shares of common stock that was not reported until April 6, 2006. On April 3, 2006, the trustee of the Directors' DCP used director fees that had been deferred by Mr. Oliva into the Directors' DCP to purchase 184 shares of common stock for the account of Mr. Oliva. The transaction was reported as a purchase of a lesser number of shares on April 4, 2006, and was not correctly reported until August 2, 2006. On May 17, 2006, the trustee of the Directors' DCP used director fees that had been deferred by Mr. Oliva into the Directors' DCP to purchase 175 shares of common stock for the account of Mr. Oliva. The transaction was not reported until August 2, 2006. On May 19, 2006, the trustee of the Directors' DCP used director fees that had been deferred by Mr. Truitt into the Directors' DCP to purchase 160 shares of common stock for the account of Mr. Truitt. The transaction was not reported until June 5, 2006.

     Except as provided in the prior paragraph, we believe that all executive officers and directors made all filings required by Section 16(a) on a timely basis during 2006, based solely upon our review of the copies of filings that we received with respect to the year ended December 31, 2006, and written representations from reporting persons.

MANAGEMENT

     Information with respect to our executive management team, other than Mr. Sznewajs, appears below. Information relating to Mr. Sznewajs, who is also a director, can be found under "Proposal 1—Election of Directors." Each of the executive officers listed below serves in the position listed at both Bancorp and the Bank.

James D. Bygland, 45	Mr. Bygland was named Executive Vice President and Chief Information Officer in June 2002. Mr. Bygland previously served as Senior Vice President and Chief Information Officer for more than one year.

Anders Giltvedt, 47	Mr. Giltvedt has served as Executive Vice President and Chief Financial Officer for more than five years.

Kevin McClung, 37	Mr. McClung has served as Controller for more than five years and is presently a Senior Vice President.

Xandra McKeown, 49	Ms. McKeown has served as Executive Vice President of Business Banking for more than five years. Prior to her promotion in 2001, Ms. McKeown served as a Senior Vice President.

David Prysock, 63	Mr. Prysock has served as Executive Vice President and Chief Credit Officer for more than five years.

EXECUTIVE COMPENSATION

     As part of our discussion of executive compensation in this proxy statement, we provide summaries of and derive examples from various plans and agreements, such as employment agreements, change in control agreements, equity incentive plans, and supplemental executive retirement plans, that are complicated legal documents. For additional information regarding these legal documents, we refer you to the complete documents as they have been filed with or incorporated into our Annual Report on Form 10-K for the year ended December 31, 2006. Our annual report has been filed with the SEC and is available on its website at www.sec.gov. The Exhibit Index in our annual report directs you to where each of the exhibits incorporated into our annual report, including all agreements with our named executive officers, can be found. All of these documents can be obtained on the SEC website. All summaries or examples derived from these documents that are included in this proxy statement are qualified in their entirety by reference to the actual legal documents.

Discussion and Analysis of Executive Compensation Programs

     Objectives and Basis for Compensation. The objectives of our compensation program for named executive officers are to attract, retain, motivate and reward highly qualified executives. For 2006, total executive compensation was established for each named executive officer based upon several factors, including:

  length of time in the position,

  scope of job responsibilities,

  current and long term job performance and potential for advancement,

  competitive market conditions for individuals holding similar positions, and the annual and longer term performance of our company.

Total executive compensation may also be affected by decisions to pay higher levels of compensation in order to attract superior executive talent in critical functions or to provide additional compensation outside of the normal annual review cycle to address retention issues.

     To assist the Compensation Committee in achieving the objectives of our compensation programs for executive officers, the committee has on a periodic basis retained the services of a consultant to conduct surveys and provide reports, updates and related advice to the committee regarding compensation paid to executive officers at similarly situated bank holding companies that hold positions similar to those of our named executive officers. In 2003 and 2006, the committee retained Clark Consulting, Inc. ("Consultant") to provide such services. The Consultant provided the committee with reports regarding executive compensation based on information derived from a banking and financial industry compensation survey and a customized survey of a peer group composed of the bank holding companies listed below ("the peer group"). The committee continued to rely on the Consultant's 2003 report with respect to executive compensation decisions made during most of 2006 and used the Consultant's 2006 report with respect to executive compensation decisions made during late 2006 and early 2007.

     The Compensation Committee periodically compares the total annual compensation of each named executive to the total annual compensation of executives holding comparable positions at similarly situated bank holding companies. For the purpose of such comparisons, the committee considers base salary, annual bonus, and the value of stock options and restricted stock grants. The committee focuses primarily on total annual compensation rather than the various individual elements of compensation because total compensation is generally most important to executives. Further, focusing on total compensation allows us more flexibility to provide forms of compensation that are tailored to meet our goals and the particular executive's needs and wishes, either at the time of hire or later in the employment relationship.

     Based on our review of the compensation arrangements discussed below, and our assessments of individual and corporate performance, we believe our executive compensation levels and the design of our executive compensation programs are effective.

     Goals. The compensation program and its various elements are designed to reward a combination of individual, department and/or corporate performance. How the various elements of the compensation program are designed to reward such performance is explained more fully below.

     Elements of Compensation. The primary elements of our compensation program for named executive officers are base salary, annual bonus, stock options, restricted stock, supplemental executive retirement plans, life insurance, change in control agreements, deferred compensation plans, and an employment contract with the President & CEO. Important aspects of each element of the compensation program for named executive officers are explained in more detail below.

     In addition to the compensation elements discussed below, named executive officers are eligible to receive other benefits that are generally available to all employees on a non-discriminatory basis, such as participation in and matching contributions under our 401(k) plan, vacations, and medical, dental, life, disability, and long term care insurance.

     Base Salaries. Base salaries of named executive officers were adjusted effective January 1, 2006, to approximately the amounts shown under the subheading "Summary Compensation Table" in this section below, except that Ms. McKeown's base salary was adjusted effective September 1, 2006, from $162,200 to $185,200 per year, resulting in a variance in her 2006 base pay. Ms. McKeown's salary increase was based on job performance, her assumption of additional responsibilities, and the competitive environment. For 2006, the base salary of each named executive officer was set at or slightly below the average base salary of executives holding similar positions in our Consultant's 2003 report, subject to adjustments by inflation factors provided by our Consultant to reflect changes in executive compensation in our industry.

     As described in greater detail below, an increase in the base salary of a named executive officer also results in an increase in such officer's targeted annual bonus and benefit levels under the supplemental executive retirement and change in control agreements applicable to him or her and may also lead to increases in the number of stock options and restricted shares granted to such person.

     Annual Bonuses. Annual bonuses allow named executives to earn additional annual cash compensation if performance goals and certain objective and subjective criteria are satisfied. The bonus paid each named executive officer for 2006 performance was a function of the executive's bonus opportunity, the achievement of individual, department and/or corporate performance goals, and the Compensation Committee's discretion. In keeping with prior practice, bonuses for 2006 were paid to named executive officers in February 2007.

     The bonus opportunity of each named executive is a percentage of his or her base salary and, except in the case of our CEO, is proposed by the President and CEO and reviewed and approved annually by the Compensation Committee. For example, an executive with a base salary of $200,000 and a bonus opportunity of 50% has an opportunity to earn a bonus of $100,000, subject to achievement of individual, department and Company performance goals and to the discretion of the Committee. The bonus paid may be more or less than the amount of the bonus opportunity. This structure gives the Compensation Committee latitude to weigh factors it considers important when considering executive bonuses, including subjective factors.

     The bonus opportunity and the percentage of that opportunity that is allocated between individual, department and corporate goals for each named executive is as follows:

		% of Bonus Opportunity Allocated to
		Achievement of
	Bonus	Individual and	Corporate
	Opportunity*	Department Goals	Goals
Robert Sznewajs	100%	0%	100%
Anders Giltvedt	60%	25%	75%
Xandra McKeown	50%*	50%	50%
David Prysock	35%	50%	50%
Jim Bygland	30%	50%	50%
*As a percentage of base salary. Ms. McKeown's bonus opportunity was increased from 35% to 50% in September, 2006.

     Our primary long-term performance goals are to maintain a 10% or greater year-over-year growth in earnings per share and a 15% or greater return on average equity, tangible. See our Form 10-K for a discussion of how the Company calculates return on equity, tangible from its audited financial statements. Our primary long-term performance goals were achieved in 2006, with a 19.6% year-over-year growth in earnings per share and a 16.5% return on average equity, tangible. From 2004-2006, the Company achieved compound annual growth in earnings per share of 14.4% and average annual return on average equity, tangible of 15.9%. Our primary long-term performance goals have been approved by the Board as part of the strategic planning process and are routinely disclosed in our periodic reports with the SEC, the Investor Relations section of our website, and in presentations to investors and analysts.

     In addition to our primary long-term performance goals, other factors considered by management and the Compensation Committee in determining the annual bonuses of each named executive included:

  regulatory compliance, corporate governance, and credit quality,

  strategic planning and execution of the strategic plan,

  stock performance compared to the industry,

  the competitive environment, and

  customer and employee satisfaction survey results and community image.

     The individual and department performance goals of each named executive officer differed. The individual and department performance goals of each of our named executives were primarily directed to certain operational goals as follows:

Officer	Goals
Mr. Giltvedt	Financial reporting, expansion strategies, capital management, and corporate projects.
Ms. McKeown	Origination and sale of certain loan, deposit and related products, cross-sales, and customer satisfaction.
Mr. Prysock	Credit quality, loan losses and reporting to our Board and its Loan, Investment & Asset/Liability Committee.
Mr. Bygland	Systems maintenance (including operational accuracy) and systems development (including new products and services).

All named executives also have department goals relating to employee satisfaction.

     The Compensation Committee determined that the CEO achieved his 2006 performance goals in full, while the CEO and the Compensation Committee determined that each named executive officer also achieved his or her 2006 individual performance goals. Accordingly, each named executive officer was paid a bonus equal to or in excess of their bonus opportunity for 2006.

     Stock Options and Restricted Stock. Stock options and restricted stock provide the Compensation Committee with important tools to attract, retain, motivate and reward named executive officers and to further align the interests of management with those of our shareholders. Stock options and restricted stock awards are designed to strengthen the mutuality of interests between Bancorp's shareholders and named executive officers by providing a portion of annual compensation in a form that gives the executive proprietary interest in pursuing the long-term growth, profitability, and financial success of Bancorp. Stock option grants provide an additional incentive for named executive officers to build shareholder value since recipients only receive value from the grants if the price of our stock appreciates.

     In 2006, the number of stock options granted to each named executive was based on individual performance, the executive's potential, and a formula that takes into account the total number of option shares being granted to all employees, our determination of the value of each option share (using the Black-Scholes method), the executive's salary, and a multiplier based on the executive's job grade. The number of restricted shares granted to each named executive officer was determined based upon individual performance, the executive's potential, and a formula that takes into account the total number of restricted shares being granted, the mid-point of the executive's salary grade, a percentage equal to the executive's annual bonus opportunity, and the market price of our stock.

     The total number of stock options and restricted shares granted to named executive officers (other than our President & CEO) was recommended by the President and CEO and approved by the Compensation Committee. The total number of stock options granted was arrived at by dividing the total dollars available for such grants by the per-share Black-Scholes value of an option to purchase a share of stock as of a date shortly before the date of grant. The number of restricted shares was arrived at by dividing total dollars available for such grants by the closing price of our stock on a date shortly before the date of grant.

     In 2006, we reduced the total number of stock options and increased the total number of restricted shares we granted to named executive officers and others, while keeping the overall cost of such equity-based compensation relatively level. This shift has been prompted by new accounting rules regarding the expensing of stock options, our perception that restricted stock will generally provide greater value to recipients than stock options, and the general trend away from stock options to restricted stock grants among bank holding companies and publicly traded companies.

     Stock options and restricted shares awarded in 2006 vest one-quarter annually over a four-year period. The vesting period helps retain named executive officers and is generally consistent with industry practice. Stock options expire ten years from the date of grant. Stock options granted in 2006 (and in recent years) were incentive stock options to the extent permitted by law. We have chosen to grant incentive stock options primarily, rather than non-qualified options, because of the additional incentive to hold the stock after exercise and the potential tax benefits provided to employees by incentive stock options. Cash dividends on restricted stock are paid at the same time and in the same amount as dividends on our common stock generally and are not subject to any vesting condition.

     In 2006 (and for several years prior), our board granted stock options and restricted stock to named executive officers at meetings held on the date of our annual shareholders meeting, a date shortly after we release first quarter earnings. The exercise price for options has been the closing reported sales price of our stock on that date of grant. Our practices in this regard have been consistent, and we have not timed the grant of stock options to take advantage of actual or expected movements in our stock price and have no present intention to do so in the future.

     Supplemental Executive Retirement Plans. In 2003, the Compensation Committee approved entry into supplemental executive retirement agreements ("SERPs") with each of our named executive officers. The SERPs were implemented to help retain key executives and remain competitive with others in our peer group. In its 2003 report, our Consultant reported that 14 of the 19 bank holding companies in our peer group provided SERPs to one or more executive officers. It also reported that 8 of the 19 peer banking holding companies provided deferred compensation plans to one or more executive officers. Information provided by our Consultant indicated that benefits to be provided to named executives under the SERPs would, with respect to percentage of base salary and payout periods, be in the mid-range of benefits provided by companies in our peer group.

     The SERPs provide each executive with a fixed payment for 15 years after retirement. Payments commence at age 62 for Mr. Sznewajs and age 64 for other executives. The SERPs were amended in 2005 to tie benefits to final base salary levels rather than provide fixed benefit awards. Each SERP includes non-compete and non-solicitation provisions. For more detailed discussion of the SERPs, see the discussion in this section below under the subheading "Pension Benefits for 2006."

     While the Compensation Committee did not include the SERPs for purposes of comparing the total annual compensation of our named executive officers to the total annual compensation of executives holding similar positions in our Consultant's 2003 report, the committee did consider the existence of and benefit levels under the SERPs provided by the peer group in determining to provide the SERPs to our named executive officers. The Compensation Committee also from time to time considers such information in determining whether to modify the benefit levels under the SERPs. The annual increase in the actuarial present value of a SERP is not particularly meaningful for purposes of comparing the total annual compensation of our named executive officers to the total annual compensation of other executives.

     Life Insurance. In 2003, we purchased in a lump sum bank-owned life insurance for named executive officers and others to help recover the costs of projected employee benefits, provide key executives with another element of a comprehensive and competitive compensation package, reward those persons for past and future services, and encourage them to continue employment with us. Life insurance benefits under the policy are $300,000 for Mr. Sznewajs and $200,000 for each other named executive officer. Additional life insurance coverage is provided under policies available to all employees.

     The Compensation Committee does not consider the value of bank-owned life insurance for purposes of determining total annual compensation of named executive officers and comparing that compensation to the annual total compensation of executives with comparable bank holding companies because of the difficulty of assigning a meaningful annual dollar value to the benefit.

     Change In Control Agreements. In 2003, the Compensation Committee approved entry into change in control agreements ("CIC's") for each named executive officer. The CICs were implemented to help us retain the executives (particularly after a change in control has been proposed) and remain competitive with others in our peer group and in our market.

     Benefits under the CICs are payable to each named executive officer upon the occurrence of events described in the CICs. Those events require both a change in control (as defined in the CIC) and a termination of the employment of the named executive officer (i.e., a dual trigger). CICs provided by some other companies provide executives with benefits solely upon the occurrence of a change in control (i.e., a single trigger). We believe our approach is more reasonable and reflective of our intent to compensate the executive in the event of a termination of employment.

     In its 2003 report, our Consultant advised us that 17 of the 19 bank holding companies in our peer group provided change in control agreements to their CEOs and that 14 of the 19 bank holding companies provided CICs to other executives. The report also revealed that benefit levels to be provided by Bancorp under its CICs were generally in the mid-range of benefit levels provided by companies in our peer group. For a more detailed discussion of the terms and conditions of the CICs, see the discussion in this section below under the subheading "Potential Payments Upon Termination or Change in Control."

     The Compensation Committee did not consider the CICs for purposes of comparing total annual compensation of our named executive officers to the total annual compensation of executives with comparable bank holding companies because the Consultant advised the committee that it is not consistent with industry practice to do so.

     Deferred Compensation Plan. We maintain an executive officers' deferred compensation plan which permits each named executive officer to defer all or part of his or her base salary, annual incentive bonuses, and commissions under the plan on a tax-deferred basis. The plan provides us with an additional opportunity to attract and retain senior officers by providing them with a tax-advantaged investment vehicle at a very nominal cost to us. We do not make contributions to the plan or pay or guarantee earnings to participants.

     An amount equal to participant deferrals is placed in a "rabbi" trust that is subject to the claims of our creditors. Plan participants have a number of investment options, including Bancorp stock. The return on contributions enjoyed by each participant depends on the return on the investments which the participant selects. Participants are fully vested in their plan benefits at all times. For more detailed discussion of the deferred compensation plan, see the discussion in this section below under the subheading "Nonqualified Deferred Compensation for 2006."

     Employment Contract with the CEO. We entered into an employment agreement with Mr. Sznewajs that became effective on January 1, 2005 and continues for a three-year term that ends December 31, 2007. The agreement is consistent with the objectives of our compensation program to attract, retain, motivate and reward highly qualified executives. For more detailed discussion of the terms and conditions of the employment agreement, see the tables and related discussion below under the subheadings "Summary Compensation Table" and "Potential Payments Upon Termination or Change in Control."

     Role of Executive Officers. The base salaries, bonus payments, and number of stock options and restricted shares granted to Mr. Giltvedt, Ms. McKeown, Mr. Prysock, and Mr. Bygland were recommend to the Compensation Committee by our CEO and Executive Vice President of Human Resources and approved by the committee. The recommendations were reviewed with the Compensation Committee chair in advance of deliberations and action by the committee as a whole. Our CEO and Executive Vice President of Human Resources were present during the Compensation Committee's deliberations and approval process.

     The base salary, bonus payment, and number of stock options and restricted shares granted to Mr. Sznewajs were approved by the Compensation Committee in executive session after considering his performance and the performance of the Company in 2006, including our profitability,

  his leadership and management,

  regulatory compliance,

  our business planning, strategy and execution, and

  employee and customer satisfaction survey results.

Our Executive Vice President of Human Resources made alternative recommendations directly to the Compensation Committee chair regarding the base salary and number of stock options and restricted shares (under the formulas described above) that should be awarded to Mr. Sznewajs depending upon the committee's evaluation of his performance.

     Compensation Recovery and Forfeiture Policies. We maintain the following provisions regarding the recovery, adjustment and forfeiture of compensation paid or due to named executive officers:

     Forfeiture of Equity Awards. The 2002 Plan provides that, in the event the employment of any holder of an option is terminated for cause, stock options of such holder, whether vested or unvested, will terminate. Termination "for cause" is defined as either conviction for committing a felony or willful and deliberate failure to perform job duties. Restricted stock that has not yet vested will also be forfeited upon any "for cause" termination. These provisions serve to protect our intellectual and human capital and help ensure that our executives act in the best interest of our company and its stockholders.

     Forfeiture and Recoupment Benefits. Each SERP applicable to our named executive officers provides that the executive will forfeit any benefits upon any termination of employment "for cause." An explanation of what constitutes "for cause" may be found in the discussion in this section below under the subheading "Potential Payments Upon Termination or Change in Control." Each agreement also provides that, if the non-competition or non-solicitation provisions of the agreement are violated, any payments made after the date of breach must be repaid and any remaining unpaid benefits will be forfeited.

     Recoupment of Annual Bonuses and Stock Gains. The Sarbanes-Oxley Act of 2002 provides that if a company is required to restate its financials due to material non-compliance with reporting requirements, the chief executive officer and chief financial officer must reimburse the company for (1) any bonus or other incentive- or equity-based compensation received during the 12 months following the first public release of later-restated financials, and (2) any profits from the sale of securities during those 12 months.

     Stock Ownership Policy Guidelines. We established the following policy and recommended guidelines regarding the ownership of Bancorp stock by our named executive officers:

Position:	Number of Shares:
Chief Executive Officer	80,000 -	100,000
Chief Financial Officer	33,000 -	44,000
Chief Credit Officer	18,000 -	27,000
Business Banking Manager	18,000 -	27,000
Chief Information Officer	18,000 -	27,000

Named executive officers are expected to achieve the indicated share ownership within three to five years of policy implementation. Shares subject to stock options, whether vested or unvested, are considered owned for purposes of our stock ownership policy. During 2006, all named officers were in compliance with the policy.

     Accounting and Tax Treatments. Provisions of the Internal Revenue Code limit the deductibility of compensation in excess of $1 million, unless the compensation is "performance-based compensation" or qualifies under certain other exceptions. The Compensation Committee strives to qualify executive compensation for deductibility to the extent consistent with the best interests of our company, but deductibility is not the sole factor used by the committee in ascertaining appropriate levels or modes of compensation.

     Bank Holding Company Peer Groups. The Consultant's 2003 and 2006 reports provided compensation-related information regarding the bank holding companies listed below ("peer groups"):

2003 Peer Group	2006 Peer Group

Sterling Financial Corp., WA	CVB Financial Corp., CA
CVB Financial Corp., CA	Umpqua Holdings Corporation, OR
Pacific Northwest Bancorp, WA	Central Pacific Financial Corp., HI
Umpqua Holdings Corp., OR	PFF Bancorp, Inc., CA
Glacier Bancorp, MT	First Community Bancorp, CA
CPB Inc., HI	Western Alliance Bancorp, NV
Mid-State Banshares, CA	Frontier Financial Corporation, WA
Columbia Banking System, WA	Columbia Banking System, Inc., WA
Tompkins Trustco Inc, NY	Placer Sierra Bancshares, CA
Matrix Bancorp Inc., CO	TriCo Bancshares, CA
Hudson Valley Holding Corp., NY	Vineyard National Bancorp, CA
Sterling Bancorp, NY	Beverly Hills Bancorp, CA
Hanmi Financial Corp., CA	Cascade Bancorp, OR
Arrow Financial Corp., NY	Heritage Commerce Corp., CA
Suffolk Bancorp, NY	AmericanWest Bancorp, WA
Lakeland Bancorp, Inc., NJ	Columbia Bancorp, OR
BSP Bancorp, NY
First Community Bancorp, CA
Central Coast Bancorp, California

     The Consultant's 2003 and 2006 reports included information regarding base salary, bonus, value of awarded stock options, value of restricted stock awards, and certain other compensation derived from various sources, including the proxy statements, of members of the peer group. The peer group used in the Consultant's 2003 and 2006 reports were jointly selected by the Compensation Committee, management and the Consultant. After issuance of its 2003 report and until issuance of its 2006 report, the Consultant periodically provided and the committee used inflation factors indicating the extent to which total executive compensation in the industry had increased since issuance of the 2003 report.

Summary Compensation Table

     The following table summarizes the various elements of compensation for the year ended December 31, 2006, paid to or earned by our chief executive officer, chief financial officer and other three most highly compensated executive officers during 2006. No other individual qualified as an executive officer during 2006.

Name and	Year	Salary	Bonus	Stock	Option	Non-	Change in	All	Total
Principal		($)	($)	Awards (1)	Awards (2)	Equity	Pension Value	Other	($)
Position				($)	($)	Incentive	and	Compen-
						Plan	Nonqualified	sation (4)
						Compen-	Deferred	($)
						sation	Compensation
						($)	Earnings (3)
							($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Robert D. Sznewajs,	2006	$340,000	$340,000	$212,291	$59,248	$0	$375,643	$19,364	$1,299,851
President and Chief Executive Officer
Anders Giltvedt,	2006	$186,450	$130,000	$64,599	$20,419	$0	$34,085	$11,184	$445,355
EVP/Chief Financial Officer
Xandra McKeown,	2006	$169,867	$100,000	$33,338	$11,793	$0	$59,163	$8,737	$374,543
EVP/Business Banking
David Prysock,	2006	$152,950	$100,000	$39,000	$18,597	$0	$134,944	$6,304	$426,856
EVP/Chief Credit Officer
James D. Bygland,	2006	$144,200	$48,000	$18,540	$6,831	$0	$23,026	$6,707	$246,847
EVP/Chief Information Officer

(1)	The dollar amounts in column (e) reflect the compensation expense recognized for financial statement reporting purposes for 2006 in accordance with SFAS 123R with respect to restricted stock awards under the 2002 Plan in this and prior years. Assumptions used in calculating expense as required by SFAS 123R are described in Note 18 to our audited financial statements included in the 2006 Form 10-K, except that the deduction relating to estimated forfeitures has been disregarded for this purpose. Additional details regarding the terms of awards under the 2002 Plan are described in the tables below under the headings "Grants of Plan-Based Awards for 2006" and "Outstanding Equity Awards at Fiscal Year-End 2006."

(2)	The dollar amounts in column (f) reflect the compensation expense recognized for financial statement reporting purposes for 2006 under SFAS 123R with respect to stock option grants under the 2002 Plan in this and prior years. Assumptions used in calculating expense as required by SFAS 123R are described in Note 18 to our audited financial statements included in the 2006 Form 10-K, except that the deduction relating to estimated forfeitures has been disregarded for this purpose. Additional details regarding the terms of stock options granted under the 2002 Plan are described in the tables below under the headings "Grants of Plan-Based Awards for 2006" and "Outstanding Equity Awards at December 31, 2006."

(3)	The dollar amounts in column (h) reflect increases during 2006 in the actuarial present value of each executive's SERP using assumptions consistent with those used in our financial statements, as discussed in the table and related discussion under the subheading "Pension Benefits for 2006" below.

(4)	The dollar amounts in column (i) reflect dividends on restricted stock paid in 2006 and our contributions to the 401(k) Plan on behalf of the executive as shown in the table below:

	Restricted Stock Dividends	Company Contributions to 401(k)
Robert D. Sznewajs	$11,864	$7,500
Anders Giltvedt	$3,684	$7,500
Xandra McKeown	$1,881	$6,856
David Prysock	$1,715	$4,589
James D. Bygland	$1,030	$5,677

     Under Mr. Sznewajs's employment agreement, Mr. Sznewajs is entitled to receive an annual base salary of $330,000, subject to upward adjustment only based on reviews to occur annually. His base salary was increased to $340,000 effective January 1, 2006. In addition to base salary, Mr. Sznewajs's annual cash bonus opportunity is 100% of his annual base salary. Mr. Sznewajs is also entitled to participate in our stock incentive plan, all employee pension, welfare and insurance benefit plans or programs, and such fringe benefits as are available to other senior executives. We have agreed to consider annually whether to provide Mr. Sznewajs retiree medical benefits.

Grants of Plan-Based Awards for 2006

     The following table sets forth certain information concerning individual grants of equity and non-equity awards to the named executive officers during the year ended December 31, 2006. No previously issued stock options were repriced or otherwise modified in 2006.

Name	Grant	Estimated Future Payouts			Estimated Future Payouts			All Other	All Other	Exercise or	Grant Date
	Date	Under Non-Equity			Under Equity Incentive			Stock	Option	Base Price	Fair Value
		Incentive Plan Awards			Plan Awards			Awards:	Awards:	of Option	of Stock
		Thresh-	Target	Maxi-	Thresh-	Target	Maxi-	Number of	Number of	Awards (3)	and Option
		old	($)	mum	old	(#)	mum	Shares of	Securities	($/Share)	Awards (4)
		($)		($)	(#)		(#)	Stock or	Underlying
								Units (1)	Options (2)
								(#)	(#)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Robert D.	4/25/2006							13,100			$360,250
Sznewajs									21,150	$27.50	$129,343
Anders	4/25/2006							3,350			$92,125
Giltvedt									3,500	$27.50	$21,404
Xandra	4/25/2006							2,500			$68,750
McKeown									2,900	$27.50	$17,735
David	4/25/2006							2,300			$63,250
Prysock									1,850	$27.50	$11,314
James D.	4/25/2006							1,300			$35,750
Bygland									1,650	$27.50	$10,091

(1)	Reflects awards of restricted stock in 2006 under the 2002 Plan. Restricted stock awards are subject to a four-year vesting schedule with one-quarter of each award vesting on each of the first four anniversaries of the grant date, subject to immediate vesting in the event of retirement, death, disability, or termination of employment within 24 months of a change in control affecting our company (extended to 36 months for Mr. Sznewajs under his change in control agreement). Restricted stock that has not yet vested will be forfeited by a recipient upon any other employment termination. Dividends are paid on the restricted stock at the same rate applicable to all shares of Bancorp stock and are not preferential. Dividends vest immediately and are not restricted.

(2)	Reflects stock option grants in 2006 under the 2002 Plan. Stock options are subject to a four-year vesting schedule, with one-quarter of each grant vesting on each of the first four anniversaries of the grant date, and expire 10 years from the grant date. Options may generally be exercised for a period of three months following termination of employment. Options vest immediately and remain exercisable for their stated term in the event of retirement, death, disability, or termination of employment within 24 months of a change in control affecting our company (extended to 36 months for Mr. Sznewajs under his change in control agreement). Options held by employees terminated for cause terminate immediately.

(3)	The exercise price is equal to the closing price of Bancorp stock on the grant date. The option exercise price may be paid in cash, by surrendering vested shares owned by the executive officer for cancellation, by canceling sufficient option shares to pay the exercise price, in a cashless exercise through a broker, or a combination of the foregoing.

(4)	The grant date fair value of restricted stock granted in 2006 is based on the market price of our stock on the date of grant, $27.50 per share. The grant date fair value of stock options granted in 2006 was $6.12 per share which amount was determined using the Black-Scholes option pricing model based on the assumptions described in Note 18 to our audited financial statements included in the 2006 10-K.

Outstanding Equity Awards at Fiscal Year-End 2006

     The following table sets forth certain information concerning outstanding equity awards held by named executive officers at December 31, 2006.

	Option Awards					Stock Awards
Name	Number of	Number of	Equity	Option	Option	Number of	Market	Equity	Equity
	Securities	Securities	Incentive Plan	Exercise	Expiration	Shares or	Value of	Incentive	Incentive
	Underlying	Underlying	Awards:	Price	Date (1)	Units of	Shares or	Plan	Plan Awards:
	Unexercised	Unexercised	Number of	($)		Stock That	Units of	Awards:	Market or
	Options	Options (1)	Securities			Have Not	Stock That	Number of	Payout Value
	(#)	(#)	Underlying			Vested (2)	Have Not	Unearned	of Unearned
	Exercisable	Unexercisable	Unexercised			(#)	Vested (3)	Shares, Units	Shares, Units
			Unearned				($)	or Other	or Other
			Options					Rights That	Rights That
			(#)					Have Not	Have Not
								Vested	Vested
								(#)	($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Robert D.	101,860			$12.27	1/01/2010	28,561	$989,353
Sznewajs	68,368			10.28	4/24/2011
	44,240			14.67	5/21/2012
	14,350			16.24	4/22/2013
	14,550	14,550		20.64	4/26/2015
		21,150		27.50	4/25/2016

	33,550			$ 9.55	4/03/2010	8,486	$293,955
	24,139			10.28	4/24/2011
	20,000			14.67	5/21/2012
Anders	10,100			16.24	4/22/2013
Giltvedt	4,400	4,400		21.32	4/20/2014
	4,500	4,500		20.64	4/26/2015
		3,500		27.50	4/25/2016
	4,500			$16.24	4/22/2013	4,849	$167,969
Xandra	2,225	2,225		21.32	4/20/2014
McKeown	2,500	2,500		20.64	4/26/2015
		2,900		27.50	4/25/2016
David	3,993			$12.52	5/29/2007	4,425	$153,282
Prysock	2,662			17.75	6/25/2008
	3,630			15.35	10/29/2008
	3,206			13.79	5/26/2009
	15,326			9.20	4/27/2010
	10,910			10.28	4/24/2011
	8,500			14.67	5/21/2012
	4,200			16.24	4/22/2013
	1,550	1,550		21.32	4/20/2014
	2,500	2,500		20.64	4/26/2015
		1,850		27.50	4/25/2016
James D.	6,272			$ 9.20	4/27/2010	2,525	$87,466
Bygland	7,715			10.28	4/24/2011
	7,000			14.67	5/21/2012
	4,000			16.24	4/22/2013
	1,175	1,175		21.32	4/20/2014
	1,250	1,250		20.64	4/26/2015
		1,650		27.50	4/25/2016

(1)	All stock options expire 10 years after the grant date. Options granted in 2004 vest and become exercisable in equal installments annually over a four-year period. Options granted in 2005 vest and become exercisable one-half immediately, one-sixth in two years, one-sixth in three years, and one-sixth in four years. Options granted in 2006 vest and become exercisable in equal installments annually over a four-year period.

(2)	Unvested awards of restricted stock vest over the next four years as follows:

		Date of Vesting
	2007	2008	2009	2010
Mr. Sznewajs	9,450	9,450	6,386	3,275
Mr. Giltvedt	2,862	2,862	1,925	837
Ms. McKeown	1,537	1,537	1,150	625
Mr. Prysock	1,375	1,375	1,100	575
Mr. Bygland	800	800	600	325

(3)	Based on the closing price per share of our stock on December 29, 2006, of $34.64.

Option Exercises and Stock Vesting for 2006

     The following table sets forth certain information concerning exercises of stock options and vesting of restricted stock by the named executive officers during the year ended December 31, 2006.

	Option Awards		Stock Awards
Name	Number of	Value Realized	Number of	Value Realized
	Shares	on Exercise	Shares	on Vesting
	Acquired	($)	Acquired	($)
	on Exercise		on Vesting
	(#)		(#)
(a)	(b)	(c)	(d)	(e)
Robert D. Sznewajs	49,550	$1,005,238	10,434	$294,639
Anders Giltvedt	13,500	$285,461	3,317	$93,628
Xandra McKeown	13,807	$216,689	1,413	$39,860
David Prysock	4,990	$99,056	1,300	$36,654
James D. Bygland	8,712	$169,966	975	$27,535

Pension Benefits for 2006

     The following table sets forth certain information concerning Bancorp's supplemental executive retirement agreements ("SERPs") with named executive officers as of December 31, 2006, assuming retirement at age 62 for Mr. Sznewajs and at age 64 for all other executives.

Name	Plan Name	Number of Years	Present Value of	Payments During Last
		Credited Service (1)	Accumulated	Fiscal Year
		(#)	Benefit (2)	($)
			($)

(a)	(b)	(c)	(d)	(e)
Robert D. Sznewajs	SERP for Robert	10	$1,122,753	$0
	Sznewajs
Anders Giltvedt	SERP for	6	$89,931	$0
	Anders Giltvedt
Xandra McKeown	SERP for Xan-	6	$110,278	$0
	dra McKeown
David Prysock	SERP for	8	$383,204	$0
	David Prysock
James D. Bygland	SERP for	8	$59,034	$0
	James Bygland

(1)	Mr. Sznewajs' number of years of credited service under his SERP exceeds his actual number of years of service with the Company by three years.

(2)	Our SERPs are individual contracts with each of our named executive officers that provide for specified benefit payments over a fixed 15-year term. As a result, the valuation method used to determine the present value of accumulated benefit in column (d) above and the increase in the 2006 present value of the benefit disclosed in column (h) of the Summary Compensation Table is consistent with Accounting Principles Board Opinion No. 12, as amended, and based on the actual terms of each SERP and a discount rate of six percent as specified in the SERPs. The same methods and assumptions were used to derive amounts included in our financial statements.

     We entered into SERPs with each of our named executive officers in August 2003, which SERPs were amended effective July 1, 2005. Each SERP is a non-qualified, unfunded plan that is designed to provide retirement benefits for the participant. Each SERP is further intended to assist in assuring each participant's continued service to our company.

     Each SERP provides for a fixed amount per year, payable monthly, for a period of 15 years, with payments beginning on the earlier of the first day of the month after a participant reaches his normal retirement age—62 for Mr. Sznewajs and 64 for all other participants—or the first day of the month after actual retirement. Benefit amounts vary based on whether (1) a participant retires at normal retirement age or terminates employment in connection with a termination event under his or her change in control agreement, or (2) terminates employment due to early voluntary termination, early involuntary termination, or disability.

     Each SERP provides that in the event a participant retires on or after his or her normal retirement age or terminates employment in connection with a termination event under his or her change in control agreement, his or her monthly payments will be determined based on an annual payment equal to 35% of the participant's final base salary. In the event a participant terminates employment as a result of an early voluntary termination, early involuntary termination, or disability, his or her monthly payments will be based on annual benefit levels determined in accordance with a formula set forth in each participant's SERP that results in benefit amounts that increase over the participant's period of continued service, but not above the normal retirement benefit described above. No benefits will be payable by us if a participant is terminated for cause (as defined in each participant's change in control agreement). Each

SERP also includes non-competition and non-solicitation provisions that provide for a loss of future benefits and forfeiture of benefits received after a breach but before discovery if an executive competes with us in the states of Oregon or Washington or solicits our customers or employees (i) in the case of Mr. Sznewajs, within 36 months of any termination which triggers change in control benefits or 24 months of any other termination; and (ii) in the case of other named executives, within 24 months of any termination which triggers change in control benefits or 12 months of any other termination.

     Retirement, change in control, involuntary termination, and disability benefits of each participant are fully vested immediately. Voluntary termination benefits are presently vested as follows: Mr. Sznewajs, 100%; Mr. Giltvedt, 60%; Ms. McKeown, 60%; Mr. Prysock, 80%; and Mr. Bygland, 80%. Benefits not currently vested will continue to vest at a rate of 10% for each additional year of completed service. In order for our executives to be credited with a year of service, we must achieve a return on equity of not less than 10% as determined either under generally accepted accounting principles or on an adjusted basis. We may in our sole discretion elect to pay all benefits other than normal retirement benefits in a lump sum. Each SERP may be amended only by mutual agreement, except that we may amend or terminate each SERP if laws or regulations change in a way that would result in benefits being taxable to the executive before receipt or in material financial penalties or other materially detrimental ramifications to our company, provided in either case vested benefits would be preserved.

     Each SERP also provides certain death benefits to each participant. In the event of death prior to normal retirement age, each participant's designated beneficiary is entitled to a benefit equal to the normal retirement benefit beginning on the first day of the month following death. In the event of a death during a benefit payment period, we will continue to pay remaining benefits to the participant's beneficiary either in accordance with the then established schedule of payments or, if we so elect, in a lump sum.

Nonqualified Deferred Compensation for 2006

     The following table sets forth certain information regarding the accounts of named executive officers under Bancorp's executive officers' deferred compensation plan.

Name	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions in	Earnings in Last	Withdrawals/	Balance
	in Last FY	Last FY	FY	Distributions	at Last FYE
	($)	($)	($)	($)	($)

(a)	(b)	(c)	(d)	(e)	(f)
Robert D.	$0	$0	$0	$0	$0
Sznewajs
Anders	$0	$0	$18,239	$0	$173,136
Giltvedt
Xandra	$0	$0	$2,165	$0	$14,936
McKeown
David	$0	$0	$0	$0	$0
Prysock
James D.	$0	$0	$5,247	$0	$21,065
Bygland

     Our executive officers' deferred compensation plan permits each named executive officer (and other senior executives) to defer all or part of his or her base salary, annual incentive bonuses, and commissions on a tax-deferred basis. We have not and do not make contributions to the plan or pay preferential earnings or guaranty interest to participants in the plan.

     Under the plan, an amount equal to deferrals under the plan is placed in a "rabbi" trust that is subject to the claims of our creditors. Participants have a number of investment options upon which to base earnings on deferred amounts including our stock. The return on contributions enjoyed by each participant depends on the return on the investments which the participant selects. The following table shows investment choices available during 2006 and annualized returns:

Performance
Plan Investment Choice	(annual return for 2006)

American Century Strategic Allocation: Conservative	8.67%
American Century Strategic Allocation: Moderate	11.95%
American Funds EuroPacific Gr R3	21.43%
American Funds Grth Fund of Amer R4	10.91%
Baron Growth Fund	15.50%
Dodge & Cox Balanced Fund	13.86%
Federated High-Income Bond Fund, Inc. A	10.48%
Federated Stock	17.40%
Federated Total Return Bond Instl	5.07%
Prime Obligations Instl Svc	4.72%
West Coast Bancorp Stock	32.97%

     Contributions and earnings may be withdrawn following termination of employment or upon the occurrence of a financial hardship approved by the plan administrator.

Equity Compensation Plan Information

     The following table summarizes information regarding shares of Bancorp stock that may be issued upon exercise of options, warrants and rights under Bancorp's existing equity compensation plans and arrangements as of December 31, 2006. All of our plans or arrangements under which equity compensation may be awarded have been approved by shareholders. The information includes the number of shares covered by, and the weighted average exercise price of, outstanding options, warrants, and other rights and the number of shares remaining available for future grants, excluding the shares to be issued upon exercise of outstanding options, warrants, and other rights.

			C. Number of securities
	A. Number of	B. Weighted-	remaining available for future
	securities to be issued	average exercise	issuance under equity
	upon exercise of	price of outstanding	compensation plans (excluding
Plan Category	outstanding options,	options, warrants,	securities reflected in
	warrants, and rights	and rights	column A)
Equity compensation	1,470,036	$16.61	522,701
plans approved by
shareholders (1)
Equity compensation	0	N/A	0
plans not approved by
shareholders
Total	1,470,036	$16.61	522,701

(1)	Future grants may be made only under the 2002 Plan. The number of shares shown in column C as available for future issuance includes approximately 250,252 shares available for restricted stock grants.

Potential Payments Upon Termination or Change in Control

     The following five tables set forth certain information concerning payments and other benefits that would have been payable to our named executive officers in the event of a termination of employment on December 31, 2006, under various circumstances described in the tables. The tables assume no changes in benefits or vesting are made by our Board. None of our officers other than Mr. Sznewajs is entitled to severance payments solely as a result of a termination of employment. Mr. Sznewajs may be entitled to severance under the terms of his employment agreement. All of our named executive officers have entered into a change in control agreement (a "CIC agreement") with us that provides severance benefits if his or her employment is terminated by us without cause or by the executive for good reason (which includes changes in job responsibilities) within a certain period after a change in control of our company (referred to as a "CIC" in the following tables). We have not entered into any agreements or plans that provide benefits to our named executive officers solely as a result of a change in control. Except as noted in the footnotes to the tables, all amounts are payable by Bancorp.

Robert D. Sznewajs, President and Chief Executive Officer

	Voluntary Terminations			Involuntary Terminations			Death	Disability
				(Other Than Death and Disability)
	For Good	For Good	Any Other	Without	Without	Any Other
	Reason	Reason With	Voluntary	Cause and	Cause and	Involuntary
	Without CIC	CIC	Termination	Without CIC	With CIC	Terminations

	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Cash
Severance (1)	$687,500	$2,025,000	$0	$687,500	$2,025,000	$0	$0	$0
Restricted
Stock
Vesting (2)	$989,353	$989,353	$0	$989,353	$989,353	0	$989,353	$989,353
Stock Option
Vesting (2)	$354,711	$354,711	$203,448	$354,711	$354,711	0	$354,711	$354,711
SERP Benefits
(3)	0	0	0	0	0	0	$120,634	0
Health
Benefits (4)	$5,072	$7,608	0	$5,072	$7,608	0	0	0
Life Insurance
Proceeds (5)	0	0	0	0	0	0	$900,000	0
Outplacement
(6)	0	$10,000	0	0	$10,000	0	0	0
Tax Gross-
up (Est.) (7)	0	0	0	0	0	0	0	0
Total	$2,036,636	$3,386,672	$203,448	$2,036,636	$3,386,672	$0	$2,364,698	$1,344,064

(1)	Dollar amounts in columns (a) and (d) are comprised of amounts that would be due to Mr. Sznewajs under his employment agreement, under which, in the event he terminates his employment with us for "good reason" or we terminate his employment without "cause," each as described in his employment agreement and summarized in the discussion that follows these tables, he is entitled to receive a lump sum payment equal to the sum of:

  Base salary for his remaining contract term (through December 31, 2007);

  Annualized bonus for the year termination occurs (in this case based on prior year); and

  His deemed matching and profit sharing contributions under our 401(k) plan.

All payments must be made within six months of termination. Mr. Sznewajs has no obligation to mitigate or offset amounts we pay him if he takes another position following termination.

Dollar amounts in columns (b) and (e) represent amounts that would be due to Mr. Sznewajs under his CIC agreement, under which, if he terminates his employment for "good reason," or if we or our successor terminate his employment other than for "cause," "disability," or death within three years of a change in control (or prior to a change of control but on or after the date a transaction is announced or should have been announced under applicable law), he is be entitled to a lump sum payment equal to the sum of:

Three times his adjusted salary and average bonus; and Three times his deemed matching contribution under our 401(k) plan.

For purposes of calculating Mr. Sznewajs's severance payment, we have used the average of bonuses paid to him in 2006 and 2007 for services to our company in 2005 and 2006. Cash payments due under Mr. Sznewajs's CIC agreement must be paid within 30 days of the date they become due.

(2)	All dollar amounts represent the value of the vesting in full of restricted stock and stock options that were not vested as of December 31, 2006, calculated (i) in the case of restricted stock, by multiplying the number of shares that would vest by the closing price of our stock on December 29, 2006, $34.64 per share (the "Year-End Price"), and (ii) in the case of stock options, by multiplying the number of option shares that would vest by the Year-End Price and subtracting the aggregate exercise price of all vesting option shares. Mr. Sznewajs is entitled to such vesting with respect to various termination events described in the column headings as follows: (i) columns (a) and (d), under the terms of his employment agreement, (ii) columns (b) and (e), under the terms of his CIC agreement and the 2002 Plan, (iii) column (c), under the terms of the 2002 Plan under which Mr. Sznewajs's age and years of service qualify him for vesting of his options due to retirement (except with respect to grants made in 2006), and (iv) columns (g) and (h), under the terms of both the 2002 Plan and his employment agreement.

(3)	Mr. Sznewajs is fully vested in his SERP benefits; accordingly, he receives no incremental benefits under his SERP upon the occurrence of any of the described events, other than death. See the table and discussion under the heading "Pension Benefits for 2006" above for a discussion of Mr. Sznewajs's SERP.

(4)	Dollar amounts in columns (a) and (d) represent total COBRA payments for 12 months that we would be obligated to pay under Mr. Sznewajs's employment agreement, provided that our obligation to make these payments terminates if he qualifies for group health coverage from a subsequent employer. Dollar amounts in columns (b) and (e) represent total COBRA payments for 18 months that we would be obligated to pay under Mr. Sznewajs's CIC agreement, except that our obligation to make these payments will not exceed the maximum period for which COBRA coverage is provided by law.

(5)	The dollar amount in column (h) represents amounts that would be due to Mr. Sznewajs's heirs under our bank-owned life insurance program ($300,000) that provides a benefit to certain executives and our group term life insurance program ($600,000) that provides a benefit for employees generally equal to two times salary as of the date of death, subject to a cap of $600,000. Such amounts would be paid by insurance companies rather than by us. Figures do not include amounts payable under an accidental death and dismemberment policy ($600,000) that reflect a benefit available to employees generally equal to two times salary as of the date of accidental death, but also subject to a cap of $600,000.

(6)	Represents amounts available for outplacement services under his CIC agreement.

(7)	If severance benefits due to Mr. Sznewajs under his CIC agreement subject him to the federal excise tax imposed on benefits that constitute excess parachute payments under the Internal Revenue Code (the "Code"), he is entitled to be reimbursed for taxes on an after-tax basis. Mr. Sznewajs's severance benefits as of December 31, 2006, would not trigger an excise tax under the Code, so no gross-up payment is shown in this illustration.

Anders Giltvedt, Executive Vice President and Chief Financial Officer

	Voluntary Terminations			Involuntary Terminations			Death	Disability
				(Other Than Death and Disability)
	For Good	For Good	Any Other	Without	Without	Any Other
	Reason Without	Reason With	Voluntary	Cause and	Cause and	Involuntary
	CIC	CIC	Termination	Without CIC	With CIC	Terminations

	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Cash
Severance (1)	$0	$611,500	$0	$0	$611,500	$0	$0	$0
Restricted
Stock
Vesting (2)	0	$293,955	0	0	$293,955	0	$293,955	$293,955
Stock Option
Vesting (2)	0	$146,598	0	0	$146,598	0	$146,598	$146,598
SERP
Benefits (3)	0	$186,555	0	0	$186,555	0	$589,224	0
Health
Benefits (4)	0	$21,104	0	0	$21,104	0	0	0
Life Insurance
Proceeds (5)	0	0	0	0	0	0	$573,000	0
Outplacement
(6)	0	$5,000	0	0	$5,000	0	0	0
Tax Gross-
up (Est.) (7)	0	$397,482	0	0	$397,482	0	0	0
Total	$0	$1,662,194	$0	$0	$1,662,1947	$0	$1,602,777	$440,553

(1)	Dollar amounts in columns (b) and (e) represent amounts that would be due to Mr. Giltvedt under his CIC agreement, under which, if he terminates his employment for "good reason," or if we or our successor terminate his employment other than for "cause," "disability," or death within two years of a change in control (or prior to a change of control but on or after the date a transaction is announced or should have been announced under applicable law), he is entitled to a lump sum payment equal to the sum of:

Two times his adjusted salary and average bonus; and Two times his deemed matching contribution under our 401(k) plan.

For purposes of calculating Mr. Giltvedt's severance payment under his CIC agreement, we have used the average of bonuses paid to him in 2006 and 2007 for services to our company in 2005 and 2006. Cash payments due under Mr. Giltvedt 's CIC agreement must be paid within 30 days of the date they become due.

(2)	All dollar amounts represent the value of the vesting in full of restricted stock and stock options that were not vested as of December 31, 2006, calculated (i) in the case of restricted stock, by multiplying the number of shares that would vest by the Year-End Price, and (ii) in the case of stock options, by multiplying the number of option shares that would vest by the Year-End Price and subtracting the aggregate exercise price of all vesting option shares. Mr. Giltvedt is entitled to such vesting, (i) with respect to termination events described in columns (b) and (e), under the terms of his CIC agreement and the 2002 Plan and (ii) with respect to termination events described in columns (g) and (h), under the terms of the 2002 Plan.

(3)	Represents the incremental value of benefits that would become due to Mr. Giltvedt under his SERP upon certain termination events described in the table.

(4)	Dollar amounts in columns (b) and (e) represent total COBRA payments for 18 months that would be due to Mr. Giltvedt under his CIC agreement, except that our obligation to make these payments will end at the maximum period for which COBRA coverage is provided by law.

(5)	The dollar amount in column (h) represents amounts due to Mr. Giltvedt's heirs under our bank-owned life insurance program ($200,000) that provides a benefit to certain executives and our group term life insurance program ($373,000) that provides a benefit for employees generally equal to two times salary as of the date of death. Such amounts would be paid by insurance companies rather than by us. Figures do not include amounts payable under an accidental death and dismemberment policy ($373,000) that reflect a benefit available to employees generally equal to two times salary as of the date of accidental death.

(6)	Represents the amount available to cover outplacement services under his CIC agreement. Represents the amount of the gross-up payment due to Mr. Giltvedt under the terms of his CIC agreement.

(7)	If severance benefits due to Mr. Giltvedt under his CIC agreement subject him to the federal excise tax imposed on benefits that constitute excess parachute payments under the Code, he is also entitled to be reimbursed for taxes on an after-tax basis. Amount shown represents the estimated gross-up payment that would be due to Mr. Giltvedt under his CIC agreement to cover excise taxes arising out of severance benefits shown in the table.

Xandra McKeown, Executive Vice President of Business Banking.

	Voluntary Terminations			Involuntary Terminations			Death	Disability
				(Other Than Death and Disability)
	For Good	For Good	Any Other	Without	Without	Any Other
	Reason Without	Reason With	Voluntary	Cause	Cause and	Involuntary
	CIC	CIC	Termination	and	With CIC	Terminations
				Without
				CIC

	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Cash
Severance (1)	$0	$532,400	$0	$0	$532,400	$0	$0	$0
Restricted
Stock
Vesting (2)	0	$167,967	0	0	$167,967	0	$167,967	$167,967
Stock Option
Vesting (2)	0	$85,330	0	0	$85,330	0	$85,330	$85,330
SERP
Benefits (3)	0	$200,320	0	0	$200,320	0	$574,257	0
Health
Benefits (4)	0	$13,031	0	0	$13,031	0	0	0
Life Insurance
Proceeds (5)	0	0	0	0	0	0	$570,000	0
Outplacement
(6)	0	$5,000	0	0	$5,000	0	0	0
Tax Gross-
up (Est.) (7)	0	$348,614	0	0	$348,614	0	0	0
Total	$0	$1,352,662	$0	$0	$1,352,662	$0	$1,397,554	$253,297

(1)	Dollar amounts in columns (b) and (e) represent amounts that would be due to Ms. McKeown under her CIC agreement with us, under which, if she terminates her employment with no for "good reason," or if we or our successor terminate her employment other than for "cause," "disability," or death within two years of a change in control (or prior to a change of control but on or after the date a transaction is announced or should have been announced under applicable law), she is entitled to a lump sum payment equal to the sum of:

  Two times her adjusted salary and average bonus; and

  Two times her deemed matching contribution under our 401(k) plan.
For purposes of calculating Ms. McKeown's severance payment under her CIC agreement, we have used the average of bonuses paid to her in 2006 and 2007 for services to our company in 2005 and 2006. Cash payments due under Ms. McKeown's CIC agreement must be paid within 30 days of the date they become due.

(2)	All dollar amounts represent the value of the vesting in full of restricted stock and stock options that were not vested as of December 31, 2006, calculated (i) in the case of restricted stock, by multiplying the number of shares that would vest by the Year-End Price, and (ii) in the case of stock options, by multiplying the number of option shares that would vest by the Year-End Price and subtracting the aggregate exercise price of all vesting option shares. Ms. McKeown is entitled to such vesting, (i) with respect to termination events described in columns (b) and (e), under the terms of her CIC agreement and the 2002 Plan and (ii) with respect to termination events described in columns (g) and (h), under the terms of the 2002 Plan.

(3)	Represents the incremental value of benefits that would become due to Ms. McKeown under her SERP upon certain termination events described in the table.

(4)	Dollar amounts in columns (b) and (e) represent total COBRA payments for 18 months that would be due to Ms. McKeown under her CIC agreement, except that our obligation to make these payments will end at the maximum period for which COBRA coverage is provided by law.

(5)	The dollar amount in column (h) represents amounts due to Ms. McKeown's heirs under our bank-owned life insurance program ($200,000) that provides a benefit to certain executives and our group term life insurance program ($370,000) that provides a benefit for employees generally equal to two times salary as of the date of death. Such amounts would be paid by insurance companies rather than by us. Figures do not include amounts payable under an accidental death and dismemberment policy ($370,000) that reflect a benefit available to employees generally equal to two times salary as of the date of accidental death.

(6)	Represents the amount available to cover outplacement services under her CIC agreement.

(7)	If severance benefits due to Ms. McKeown under her CIC agreement subject her to the federal excise tax imposed on benefits that constitute excess parachute payments under the Code, she is also entitled to be reimbursed for taxes on an after-tax basis. Amount shown represents the estimated gross-up payment that would be due to Ms. McKeown under her CIC agreement to cover excise taxes arising out of severance benefits shown in the table.

David Prysock, Executive Vice President and Chief Credit Officer

	Voluntary Terminations			Involuntary Terminations			Death	Disability
				(Other Than Death and Disability)
	For Good Reason	For Good	Any Other	Without	Without	Any Other
	Without CIC	Reason	Voluntary	Cause	Cause and	Involuntary
		With CIC	Termination	and	With CIC	Terminations
				Without
				CIC

	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Cash
Severance (1)	$0	$465,900	$0	$0	$465,900	$0	$0	$0
Restricted
Stock
Vesting (2)	$153,282	$153,282	$39,000	$39,000	$153,282	0	$153,282	$153,282
Stock Option
Vesting (2)	$68,855	$68,855	$68,855	$68,855	$68,855	0	$68,855	$68,855
SERP
Benefits (3)	0	$186,284	0	0	$186,284	0	$222,332	0
Health
Benefits (4)	0	$15,632	0	0	$15,632	0	0	0
Life Insurance
Proceeds (5)	0	0	0	0	0	0	$516,000	0
Outplacement
(6)	0	$5,000	0	0	$5,000	0	0	0
Tax Gross-
up (Est.) (7)	0	$226,509	0	0	$226,509	0	0	0
Total	$222,137	$1,121,462	$107,855	$107,855	$1,121,462	$0	$960,469	$222,137

(1)	Dollar amounts in columns (b) and (e) represent amounts that would be due to Mr. Prysock under his CIC agreement with us, under which, if he terminates his employment for "good reason," or if we or our successor terminate his employment other than for "cause," "disability," or death within two years of a change in control (or prior to a change of control but on or after the date a transaction is announced or should have been announced under applicable law), he is entitled to a lump sum payment equal to the sum of:

Two times his adjusted salary and average bonus; and Two times his deemed matching contribution under our 401(k) plan.

For purposes of calculating Mr. Prysock's severance payment under his CIC agreement, we have used the average of bonuses paid to him in 2006 and 2007 for services to our company in 2005 and 2006. Cash payments due under Mr. Prysock 's CIC agreement must be paid within 30 days of the date they become due.

(2)	All dollar amounts represent the value of the vesting in full of restricted stock and stock options that were not vested as of December 31, 2006, calculated (i) in the case of restricted stock, by multiplying the number of shares that would vest by the Year-End Price, and (ii) in the case of stock options, by multiplying the number of option shares that would vest by the Year-End Price and subtracting the aggregate exercise price of all vesting option shares. Mr. Prysock is entitled to such vesting, (i) with respect to termination events described in columns (a), (c) and (d), under the terms of the 2002 Plan or related award agreement under which Mr. Prysock's age and years of service qualify him for vesting on retirement with respect to all options and certain restricted stock grants, (ii) with respect to termination events described in columns (b) and (e), under the terms of his CIC agreement and the 2002 Plan, and (iii) with respect to termination events described in columns (g) and (h), under the terms of the 2002 Plan.

(3)	Represents the incremental value of benefits that would become due to Mr. Prysock under his SERP upon certain termination events described in the table.

(4)	Dollar amounts in columns (b) and (e) represent total COBRA payments for 18 months that would be due to Mr. Prysock under his CIC agreement, except that our obligation to make these payments will end at the maximum period for which COBRA coverage is provided by law.

(5)	The dollar amount in column (h) represents amounts due to Mr. Prysock's heirs under our bank-owned life insurance program ($200,000) that provides a benefit to certain executives and our group term life insurance program ($316,000) that provides a benefit for employees generally equal to two times salary as of the date of death, provided that Mr. Prysock has purchased $10,000 in additional coverage as permitted by the program. Such amounts would be paid by insurance companies rather than by us. Figures do not include amounts payable under an accidental death and dismemberment policy ($306,000) that reflect a benefit available to employees generally equal to two times salary as of the date of accidental death.

(6)	Represents the amount available to cover outplacement services under his CIC agreement.

(7)	If severance benefits due to Mr. Prysock subject him to the federal excise tax imposed on benefits that constitute excess parachute payments under the Code, he is also entitled to be reimbursed for taxes on an after-tax basis. Amount shown represents the estimated gross-up payment that would be due to Mr. Prysock under the terms of his CIC agreement to cover excise taxes arising out of severance benefits shown in the table.

James D. Bygland, Executive Vice President and Chief Information Officer

	Voluntary Terminations			Involuntary Terminations			Death	Disability
				(Other Than Death and Disability)
	For Good Reason	For Good	Any Other	Without	Without	Any Other
	Without CIC	Reason	Voluntary	Cause	Cause	Involuntary
		With CIC	Termination	and	and	Terminations
				Without	With
				CIC	CIC

	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Cash
Severance (1)	$0	$381,400	$0	$0	$381,400	$0	$0	$0
Restricted
Stock
Vesting (2)	0	$87,466	0	0	$87,466	0	$87,466	$87,466
Stock Option
Vesting (2)	0	$44,919	0	0	$44,919	0	$44,919	$44,919
SERP
Benefits (3)	0	$119,308	0	0	$119,308	0	$448,376	$0
Health
Benefits (4)	0	$21,383	0	0	$21,383	0	0	0
Life
Insurance
Proceeds (5)	0	0	0	0	0	0	$488,000	0
Outplacement
(6)	0	$5,000	0	0	$5,000	0	0	0
Tax Gross-
up (Est.) (7))	0	$226,538	0	0	$226,538	0	0	0
Total	$0	$886,014	$0	$0	$886,014	$0	$1,068,761	$132,385

(1)	Dollar amounts in columns (b) and (e) represent amounts that would be due to Mr. Bygland under his CIC agreement with us, under which, if he terminates his employment for "good reason," or if we or our successor terminate his employment other than for "cause," "disability," or death within two years of a change in control (or prior to a change of control but on or after the date a transaction is announced or should have been announced under applicable law), he is entitled to a lump sum payment equal to the sum of:

Two times his adjusted salary and average bonus; and Two times his deemed matching contribution under our 401(k) plan.

For purposes of calculating Mr. Bygland's severance payment under his CIC agreement, we have used the average of bonuses paid to him in 2006 and 2007 for services to our company in 2005 and 2006. Cash payments due under Mr. Bygland 's CIC agreement must be paid within 30 days of the date they become due.

(2)	All dollar amounts represent the value of the vesting in full of restricted stock and stock options that were not vested as of December 31, 2006, calculated (i) in the case of restricted stock, by multiplying the number of shares that would vest by the Year-End Price, and (ii) in the case of stock options, by multiplying the number of option shares that would vest by the Year-End Price and subtracting the aggregate exercise price of all vesting option shares. Mr. Bygland is entitled to such vesting, (i) with respect to termination events described in columns (b) and (e), under the terms of his CIC agreement and the 2002 Plan and (ii) with respect to termination events described in columns (g) and (h), under the terms of the 2002 Plan.

(3)	Represents the incremental value of benefits that would become due to Mr. Bygland under his SERP upon certain termination events described in the table.

(4)	Dollar amounts in columns (b) and (e) represent total COBRA payments for 18 months that would be due to Mr. Bygland under his CIC agreement, except that our obligation to make these payments will end at the maximum period for which COBRA coverage is provided by law.

(5)	The dollar amount in column (h) represents amounts due to Mr. Bygland's heirs under our bank-owned life insurance program ($200,000) that provides a benefit to certain executives and our group term life insurance program ($288,000) that provides a benefit for employees generally equal to two times salary as of the date of death. Such amounts would be paid by insurance companies rather than by us. Figures do not include amounts payable under an accidental death and dismemberment policy ($288,000) that reflect a benefit available to employees generally equal to two times salary as of the date of accidental death.

(6)	Represents the amount available to cover outplacement services under his CIC agreement.

(7)	If severance benefits due to Mr. Bygland subject him to the federal excise tax imposed on benefits that constitute excess parachute payments under the Code, he is also entitled to be reimbursed for taxes on an after-tax basis. Amount shown represents the estimated gross-up payment that would be due to Mr. Bygland under the terms of his CIC agreement to cover excise taxes arising out of severance benefits shown in the table.

     The discussion below should be read in conjunction with the preceding tables illustrating payments that would be paid to our named executive officers in the event of a hypothetical termination on December 31, 2006. Significant provisions of our agreements with our named executive officers are discussed below, including definitions relating to employment termination that determine whether our executives will be entitled to severance benefits. Because our CIC agreements with our named executive officers require termination of employment in addition to a change in control, no executive will be entitled to severance payments due to a change in control alone.

     Agreement Terms Affecting Payments Due Upon A Termination of Employment Following a Change in Control. We have entered into CIC agreements with each of our named executive officers effective as of January 1, 2004. Each CIC agreement has a one-year term but provides for automatic extension for an additional year on each anniversary of the agreement, unless on or prior to September 30 of each year either we or the executive gives written notice terminating the agreement. If a "change in control" occurs, each agreement provides for an automatic extension of its term—to three years for Mr. Sznewajs and two years for each other executive.

     Each of our executives is entitled to severance benefits if he or she terminates his or her employment for "good reason," or if we terminate his or her employment other than for "cause," "disability," or death within a given period following a change in control – three years for Mr. Sznewajs and two years for all other executives. Severance benefits will also be payable if an executive is terminated other than for cause, disability or death prior to a change of control and such termination occurs on or after the date a transaction is announced or should have been announced under applicable securities or other laws. "Good reason" and "cause" in each CIC agreement are defined in substantially the same manner in which those terms are defined in Mr. Sznewajs's employment agreement, as described under the subheading "Agreement Terms Affecting Payments Due to Mr. Sznewajs Following Employment Termination" below.

     A "change in control" will be deemed to occur if:

  a person acquires 30 percent or more of our outstanding common stock, other than from us or in certain exempt transactions;

  directors in office at the time of each CIC agreement, including individuals elected as directors thereafter based on a nomination by our Board, cease for any reason to constitute a majority of the Board;

  we complete a merger, reorganization, or consolidation or sale of all or substantially all of our assets, unless (A) our shareholders prior to such transaction continue to own 50 percent or more of the common stock and 50 percent or more of the voting power of outstanding securities of the resulting entity, (B) no person has acquired 30 percent or more of our common stock or the combined voting power of its outstanding securities, and (C) a majority of our Board continues in office; or

  shareholders approve a liquidation.

     In the event an executive's severance benefits under his or her CIC agreement are triggered, he or she will be entitled to severance benefits, including payments, as illustrated in the preceding table for each of our executives.

     If any payments under a CIC agreement are determined to be subject to the federal excise tax imposed on benefits that constitute excess parachute payments under the Internal Revenue Code, the executive will be entitled to reimbursement for such taxes on an after-tax basis, again as illustrated in the preceding tables. Under certain circumstances, we may also be unable to deduct the resulting compensation expense for federal income tax purposes.

     Under each CIC agreement, the executive has agreed that he or she will assist us in evaluating any proposal for a change in control and not resign his or her position until the contemplated transaction is completed or abandoned. In addition, for a period after the change in control, if we want the executive to continue employment in a position or under circumstances that qualify as "good reason," the executive will be obligated to do so, provided such continued employment is for not longer than 90 days, in a reasonably comparable position, and occurs at the then current place of employment or at such other location as is agreeable to the executive. The executive will be entitled to severance benefits upon commencement of a continued employment period.

     Agreement Terms Affecting Payments Due to Mr. Sznewajs Following Employment Termination. We have entered into an employment agreement with Mr. Sznewajs that was effective beginning January 1, 2005, and continues for a three-year term, expiring on December 31, 2007. Mr. Sznewajs' employment agreement provides for severance benefits under certain circumstances as described in footnotes one and two to his table of benefits above. Whether or not Mr. Sznewajs receives benefits depends on the nature of the termination of his employment agreement.

     Mr. Sznewajs will receive severance benefits unless he quits or is terminated for "cause." We may terminate Mr. Sznewajs for cause only if (x) two-thirds of the members of the Board determine that cause exists based on substantial evidence, (y) Mr. Sznewajs is given reasonable notice of the board meeting called to make that determination, and (z) Mr. Sznewajs and his legal counsel are given an opportunity to address the board meeting. We may terminate Mr. Sznewajs for "cause" if:

  He engages in dishonest or fraudulent conduct involving the Company;

  He materially breaches the confidentiality provisions of his agreement;

  He is convicted on any felony charge or on a misdemeanor reflecting upon honesty;

  His acts or failures to act materially injure the Company's reputation, business affairs, or financial condition if injury could have been reasonably avoided by Mr. Sznewajs; or

  He fails or refusals to substantially perform his duties and does not cure such failure or refusal within a reasonable period following written notice.

Mr. Sznewajs will also be entitled to severance benefits if he terminates his employment for what is called "good reason" under his agreement. He may terminate his employment for "good reason" if:

  His salary is reduced or any compensation or benefit plan benefiting Mr. Sznewajs is reduced or eliminated in a manner that does not apply generally to all similarly situated employees;

  His responsibilities or duties are diminished;

  He is relocated to a location more than 35 miles from our Lake Oswego office; or

  We materially breach Mr. Sznewajs's employment agreement and fail to cure the breach within a reasonable period following written notice by Mr. Sznewajs.

Report of the Compensation Committee

     The Compensation & Personnel Committee ("Compensation Committee") discharges the responsibilities assigned to it by the Board of Directors with respect to compensation and personnel matters, including those relating to Bancorp's executive officers.

     In discharging its responsibilities, the Compensation Committee:

  Reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement; and

  Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement and furnished in the Company's annual report on Form 10-K for the year ended December 31, 2006, through its incorporation by reference from the proxy statement.

Compensation Committee Members

     Duane C. McDougall (Chair), Lloyd D. Ankeny, Michael J. Bragg, Steven J. Oliva, Nancy A. Wilgenbusch

TRANSACTIONS WITH RELATED PERSONS

     Various of our directors and officers, members of their immediate families, and firms in which they have or had an interest, were customers of and had transactions with our subsidiaries during 2006 in the ordinary course of business. Similar transactions may be expected to take place in the ordinary course of business in the future. All outstanding loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not, in the opinion of management, involve more than the normal risk of collectability or present other unfavorable features. These transactions are not required to be disclosed under applicable SEC requirements for disclosure of transactions with related persons.

     Bancorp has adopted certain policies and procedures for the review, approval and ratification of transactions with related persons. The policies require that all transactions with related persons that are required to be publicly disclosed under Item 404 of Regulation S-K of the Securities and Exchange Commission ("SEC") be either approved or ratified by a designated Board committee.

     The policies require that all material facts of all transactions that require approval be reviewed and either approved or disapproved:

  Loan Committee Approval. With respect to loans and other extensions of credit, by the Loan Committee, with any members of the committee who are not independent abstaining from discussion and voting;

  Governance Committee Approval. With respect to other transactions by the Governance Committee; and

     In determining whether to approve or ratify a transaction, the appropriate Board committee will take into account, among other factors determined to be appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-person under the same or similar circumstances and the extent of the related person's interest in the transaction. If advance approval of a transaction is not feasible, the transaction is considered and, if determined to be appropriate, ratified by the committee as soon as practical after its occurrence.

     No director may participate in any discussion or approval of a transaction for which he or she is involved, except that the director is required to provide all material information concerning the transaction to the committee. If a transaction will be ongoing, the appropriate committee responsible for approval of the transaction may establish guidelines for our management to follow in its ongoing dealings with the related person. The policy does not require pre-approval or ratification of any transaction with another entity in which the related person's only relationship is as an employee (other than an executive officer) of the entity.

     We will provide a complete written copy of the policy upon written request addressed to the Corporate Secretary at 5335 Meadows Road, Suite 201, Lake Oswego, Oregon 97035.

INFORMATION CONCERNING DIRECTOR NOMINATIONS

     Director Qualifications. Qualifications required of individuals for consideration as a board member will vary according to the particular areas of expertise being sought as a complement to our existing board composition at the time. Minimum qualifications do, however, include experience at a high level in business, government, or education, demonstrated leadership abilities, generalized or specific knowledge or other skills or qualities of particular value to the Board in fulfilling its responsibilities, and outstanding personal attributes such as unquestioned integrity, sound business judgment, and significant business, community or political contacts. In addition, a board candidate must have time and willingness to commit to being a productive and active member of the Board and committees of the Board on which he or she will serve. Our bylaws provide that persons who have reached the age of 72 may not stand for election. Finally, because persons nominated to stand for election as one of our directors will usually also be nominated to serve as a director of the Bank, such persons must be acceptable to our banking regulators. In general, we seek a board that includes a diversity of perspectives and a broad range of experiences and includes individuals that possess the background, skills, expertise, and commitment necessary to make a significant contribution to our company.

     The Governance Committee will evaluate potential nominees by reviewing their qualifications, considering references as appropriate, conducting interviews as needed, and considering such other information as may be deemed relevant, including the needs of the Board at the time. The Governance Committee is authorized by its charter to retain a third-party search firm to assist it in identifying director candidates, but it has not done so recently.

     Director Nominees. We receive suggestions for potential director nominees from a variety of sources including Board members, management representatives, advisors, and shareholders. The Governance Committee will consider nominees recommended by security holders. Nominees for election at the 2007 annual meeting of shareholders are all currently directors.

     Shareholder Nominee Suggestion. It is the policy of the Governance Committee to consider shareholder recommendations concerning nominees for director. Shareholders wishing to suggest a candidate for nomination as a director by the Governance Committee should write to us at our corporate offices to the attention of the Chair of the Governance & Nominating Committee, care of the Corporate Secretary, and shall include:

  A statement that the writer is a shareholder and is proposing a candidate for consideration as a director nominee;

  Name and contact information for the candidate;

  A statement of the candidate's experience in business, government, or education and his educational background;

  Information regarding the candidate's qualifications, relationships with our customers, suppliers or competitors, and any relationship or understanding between the proposing shareholder and the candidate; and

  A statement that the candidate is willing to be considered and serve if nominated and elected.

Shareholders wishing to recommend a candidate for nomination should submit a recommendation not later than 120 days prior to the first anniversary of the date our proxy statement was released to shareholders in connection with the previous year's annual meeting. Shareholder-recommended candidates will be evaluated using the same criteria used to evaluate all potential candidates for director, except that current directors whose performance as a director has been satisfactory or better will normally be favored over new candidates.

     In addition, our bylaws permit shareholders to directly nominate directors for consideration at an annual meeting of shareholders. In order to submit a nominee for consideration at an annual meeting of shareholders, a shareholder must comply with the notice provisions contained in our bylaws. Under our bylaws, a shareholder entitled to vote for the election of directors may nominate at a meeting persons for election as director only if written notice of such shareholder's intent to make a nomination is given to our Secretary, either by personal delivery or certified mail, not later than 60 days before the date of the annual meeting (provided that, if the date of a meeting is not publicly announced more than 90 days in advance, such notice must be given within 15 days after the first public disclosure of the annual meeting date).

INFORMATION CONCERNING SHAREHOLDER PROPOSALS

     Shareholder proposals intended to be presented at the 2008 Annual Meeting of Shareholders must be received by our Secretary before November 17, 2007, for inclusion in the 2008 Proxy Statement and form of proxy. In addition, if we receive notice of a shareholder proposal after January 31, 2008, the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such shareholder proposal.

     Our bylaws provide that no business may be brought before an annual meeting except by or at the direction of the Board, as specified in our notice of the meeting, or by any shareholder of record who delivers notice to our Secretary not less than 60 days in advance of such meeting (unless the date of the meeting has not been publicly announced by us more than 90 days prior to the meeting, in which case the shareholder's notice must be given within 15 days after we publicly announce the meeting date). To be effective, the shareholder's notice must include certain information about the matter proposed to be considered at the meeting and the shareholder providing the notice, as specified further in the bylaws. If the chair of an annual meeting determines that these advance notice procedures have not been complied with, he or she may declare that the business was not properly brought before the meeting and will not be considered.

HOUSEHOLDING MATTERS

     We are delivering one annual report and proxy statement to you if you reside in a household with one or more other shareholders with the same last name or whom we reasonably believe are members of your family, unless we have been notified that you prefer to receive individual copies of those documents. This practice is referred to as "householding."

     If you reside at an address that received only one copy of this annual report and proxy statement as a result of householding, we will deliver additional copies upon oral or written request to West Coast Bancorp, 5335 Meadows Road, Suite 201, Lake Oswego, Oregon 97035, Attn: Corporate Secretary, or by phone at (503) 684-0884.

     If you object to householding and wish to receive separate copies of documents in the future, you may contact either:

     1. ADP Investor Communication Services ("ADP"), if your shares are held in an account at a brokerage firm or bank, at 1-800-542-1061. Please have your proxy card in hand in order to access your account and follow the automated instructions. You can also contact ADP in writing at ADP-ICS, Attn: Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

     2. Wells Fargo Shareholder Services ("Wells"), our stock transfer agent, if your shares are directly registered with them, at 1-877-602-7615. Please have your proxy card in hand in order to access your account. The Company's code for use of Wells' automated system is 210.

If you received multiple copies of this annual report and proxy statement, you share an address with other shareholders, and you would like to request delivery of a single copy, please contact us or our transfer agent as described above.

ANNUAL REPORT TO SHAREHOLDERS

     Any shareholder may obtain without charge a copy of our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2006, including financial statements. Written requests for the Form 10-K should be addressed to Richard R. Rasmussen, Corporate Secretary of West Coast Bancorp, at 5335 Meadows Road, Suite 201, Lake Oswego, Oregon 97035.

VOTING VIA THE INTERNET OR BY TELEPHONE

     You may vote via the Internet at www.proxyvote.com or may vote telephonically by calling the phone number on your proxy card. Votes submitted via the Internet or by telephone must be received by 8:59 pm (PT) on April 23, 2007, to be counted.

     The telephone and Internet voting procedures are designed to authenticate shareholders' identities, to allow shareholders to give their voting instructions and to confirm that shareholders' instructions have been recorded properly. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder.

March 16, 2007	BY ORDER OF THE BOARD OF DIRECTORS

Richard R. Rasmussen
Executive Vice President
General Counsel and Secretary

5335 MEADOWS ROAD
SUITE 201
LAKE OSWEGO, OR 97035

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER
COMMUNICATIONS
If you would like to reduce the costs incurred by West Coast Bancorp in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY TELEPHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to West Coast Bancorp, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	WESTC1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
WEST COAST BANCORP
The Board of Directors recommends a vote “FOR” the listed directors and proposals.
Vote on Directors					For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	ELECTION OF DIRECTORS				All	All	Except
01) Lloyd D. Ankeny 02) Michael J. Bragg 03) Duane C. McDougall 04) Steven J. Oliva 05) J. F. Ouderkirk	06) Steven N. Spence 07) Robert D. Sznewajs 08) David J. Truitt 09) Nancy A. Wilgenbusch, Ph.D.				☐	☐	☐

Vote on Proposal									For	Against	Abstain

2.	RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2007.								☐	☐	☐

     Management knows of no other matters that are likely to be brought before the meeting. However, if any other matters are properly presented at the meeting, this Proxy will be voted in accordance with the recommendations of management.

The undersigned acknowledges receipt of the 2007 Notice of Annual Meeting and accompanying Proxy Statement and revokes all prior proxies for said meeting.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐	WHEN SIGNING AS ATTORNEY, EXECUTOR, OFFICER, TRUSTEE, GUARDIAN, OR OTHER CAPACITY, PLEASE GIVE FULL TITLE. IF MORE THAN ONE TRUSTEE, ALL SHOULD SIGN. ALL JOINT OWNERS MUST SIGN.

Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)			Date

WEST COAST BANCORP

PROXY

PLEASE SIGN AND RETURN IMMEDIATELY

This Proxy Is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Robert D. Sznewajs and Richard R. Rasmussen as Proxies, each with the power to act alone and with full power of substitution, and hereby authorizes them to represent and to vote all the shares of common stock of West Coast Bancorp (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on April 24, 2007, or at any adjournment of the meeting.

     THIS PROXY CONFERS AUTHORITY TO VOTE “FOR” AND WILL BE VOTED “FOR” THE PROPOSALS LISTED UNLESS AUTHORITY IS WITHHELD OR A VOTE AGAINST OR ABSTENTION IS SPECIFIED, IN WHICH CASE THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS SO MADE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)